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                      AMENDED AND RESTATED LOAN AGREEMENT

                                  by and among

                              GRIFFON CORPORATION,

                            TELEPHONICS CORPORATION,

                           THE LENDERS PARTY HERETO,

                              FLEET NATIONAL BANK,

                            AS ADMINISTRATIVE AGENT

                                      and

                THE CHASE MANHATTAN BANK, AS DOCUMENTATION AGENT

                          Dated as of October 25, 2001



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
                               TABLE OF CONTENTS

Article 1       Definitions.                                                   1

Article 2       Commitments; Loans.                                           25

        Section 2.1.    Loans.                                                25
        Section 2.2.    Notices Relating to Loans.                            26
        Section 2.3.    Disbursement of Loan Proceeds.                        27
        Section 2.4.    Notes.                                                27
        Section 2.5.    Repayment of Principal of Loans.                      28
        Section 2.6.    Interest.                                             29
        Section 2.7.    Fees.                                                 30
        Section 2.8.    Changes in Commitment.                                31
        Section 2.9.    Use of Proceeds of Loans; Existing Indebtedness.      32
        Section 2.10.   Computations.                                         32
        Section 2.11.   Minimum Amounts of Borrowings, Conversions,
                        Prepayments and Interest Periods.                     33
        Section 2.12.   Time and Method of Payments.                          33
        Section 2.13.   Lending Offices.                                      34
        Section 2.14.   Failure to Fund.                                      34
        Section 2.15.   Pro Rata Treatment Between Banks.                     34
        Section 2.16.   Sharing of Payments, and Set-Off Among Banks.         35
        Section 2.17.   Conversions of Loans.                                 35
        Section 2.18.   Additional Costs; Capital Requirements.               36
        Section 2.19.   Limitation on Types of Loans.                         38
        Section 2.20.   Illegality.                                           38
        Section 2.21.   Certain Conversions pursuant to Sections 2.18
                        and 2.20.                                             38
        Section 2.22.   Indemnity.                                            39
        Section 2.23.   Security.                                             40
        Section 2.24.   Letters of Credit.                                    41

Article 3       Representations and Warranties.                               45

        Section 3.1.    Organization.                                         45
        Section 3.2.    Power, Authority, Consents.                           45
        Section 3.3.    No Violation of Law or Agreements.                    46
        Section 3.4.    Due Execution, Validity, Enforceability.              46
        Section 3.5.    Properties, Priority of Liens; Existing Guarantees.   46
        Section 3.6.    Judgments, Actions, Proceedings.                      47
        Section 3.7.    No Defaults, Compliance With Laws.                    47
        Section 3.8.    Burdensome Documents.                                 47
        Section 3.9.    Financial Statements.                                 48

        Section 3.10.   Tax Returns.                                          48
        Section 3.11.   Intangible Assets.                                    48
        Section 3.12.   Regulation U.                                         49
        Section 3.13.   Name Changes, Mergers, Acquisitions.                  49
        Section 3.14.   Full Disclosure.                                      49
        Section 3.15.   Licenses and Approvals.                               49
        Section 3.16.   Labor Disputes; Collective Bargaining Agreements;
                        Employee Grievances.                                  49
        Section 3.17.   Condition of Assets.                                  50
        Section 3.18.   ERISA.                                                50
        Section 3.19.   Termination of Certain Lines of Credit.               52

Article 4       Conditions to the Loans.                                      53

        Section 4.1.    Conditions to Initial Extensions of Credit            53
        Section 4.2.    Conditions to Effectiveness of Amended and
                        Restated Loan Agreement.                              53
        Section 4.3.    Conditions to Subsequent Extensions of Credit.        54

Article 5       Delivery of Financial Reports, Documents and Other
                Information.                                                  55

        Section 5.1.    Annual Financial Statements.                          55
        Section 5.2.    Quarterly Financial Statements.                       55
        Section 5.3.    Projections.                                          56
        Section 5.4.    Compliance Information.                               56
        Section 5.5.    No Default Certificate.                               56
        Section 5.6.    Certificate of Accountants.                           56
        Section 5.7.    Accountants, Reports.                                 57
        Section 5.8.    Copies of Documents.                                  57
        Section 5.9.    Certain Notices.                                      57
        Section 5.10.   ERISA Notices and Requests.                           57
        Section 5.11.   Permitted Acquisition Deliveries.                     58

Article 6       Affirmative Covenants.                                        59

        Section 6.1.    Books and Records.                                    59
        Section 6.2.    Inspections and Audits.                               59
        Section 6.3.    Maintenance and Repairs.                              59
        Section 6.4.    Continuance of Business.                              60
        Section 6.5.    Copies of Corporate Documents.                        60
        Section 6.6.    Perform Obligations.                                  60
        Section 6.7.    Notice of Litigation.                                 60
        Section 6.8.    Insurance.                                            60
        Section 6.9.    Financial Covenants.                                  61
        Section 6.10.   Notice of Certain Events.                             61

        Section 6.11.   Comply with ERISA.                                    62
        Section 6.12.   Environmental Compliance.                             62
        Section 6.13.   Reserved.                                             63
        Section 6.14.   Projections.                                          63

Article 7       Negative Covenants.                                           63

        Section 7.1.    Indebtedness.                                         63
        Section 7.2.    Liens.                                                63
        Section 7.3.    Guaranties.                                           64
        Section 7.4.    Mergers, Acquisitions.                                65
        Section 7.5.    Redemptions; Distributions.                           65
        Section 7.6.    Stock Issuance.                                       66
        Section 7.7.    Changes in Business and Sales or Pledges of Assets.   66
        Section 7.8.    Investments.                                          66
        Section 7.9.    Fiscal Year.                                          67
        Section 7.10.   ERISA Obligations.                                    67
        Section 7.11.   Reserved.                                             68
        Section 7.12.   Transactions with Affiliates.                         68
        Section 7.13.   Hazardous Material.                                   69
        Section 7.14.   Regulation U.                                         69
        Section 7.15.   Limitations on Restrictions on Upstreaming of Funds   69
        Section 7.16.   Derivative Protection Arrangements                    70

Article 8       Events of Default.                                            70

        Section 8.1.    Payments.                                             70
        Section 8.2.    Certain Covenants.                                    70
        Section 8.3.    Other Covenants.                                      70
        Section 8.4.    Other Defaults.                                       71
        Section 8.5.    Representations and Warranties.                       71
        Section 8.6.    Bankruptcy.                                           71
        Section 8.7.    Judgments.                                            72
        Section 8.8.    ERISA.                                                72
        Section 8.9.    Liens.                                                72
        Section 8.10.   Change of Control.                                    73

Article 9       Miscellaneous Provisions.                                     73

        Section 9.1.    Fees and Expenses, Indemnity.                         73
        Section 9.2.    Taxes.                                                74
        Section 9.3.    Payments.                                             75
        Section 9.4.    Survival of Agreements and Representations;
                        Construction.                                         75
        Section 9.5.    Lien on and Set-off of Deposits.                      76
        Section 9.6.    Modifications, Consents and Waivers; Entire
                        Agreement.                                            76

        Section 9.7.    Remedies Cumulative.                                  77
        Section 9.8.    Further Assurances.                                   78
        Section 9.9.    Notices.                                              78
        Section 9.10.   Counterparts.                                         80
        Section 9.11.   Severability.                                         80
        Section 9.12.   Binding Effect; No Assignment or Delegation by
                        Borrowers.                                            80
        Section 9.13.   Assignments and Participations by Banks.              81
        Section 9.14.   Relief From Bankruptcy Stay.                          83
        Section 9.15.   Governing Law; Consent to Jurisdiction; Waiver of
                        Trial by Jury.                                        83
        Section 9.16.   Reserved                                              85
        Section 9.17.   Interest Adjustment.                                  85
        Section 9.18.   Lost Notes.                                           86

Article 10      The Administrative Agent.                                     86

        Section 10.1.   Appointment.                                          86
        Section 10.2.   Individual Capacity.                                  86
        Section 10.3.   Exculpatory Provisions.                               86
        Section 10.4.   Reliance by Administrative Agent.                     87
        Section 10.5.   Delegation.                                           87
        Section 10.6.   Resignation; Successor Administrative Agent.          88
        Section 10.7.   NonReliance on Other Credit Parties.                  88
        Section 10.8.   Notices Binding.                                      88
        Section 10.9.   Amendment and Restatement                             89

Article 11      Mutual Guarantees.                                            90

        Section 11.1.   Guarantee                                             90
        Section 11.2.   Absolute Obligation                                   91
        Section 11.3.   Repayment in Bankruptcy, etc.                         92
        Section 11.4.   Miscellaneous                                         92

                                    EXHIBITS
                                    --------

A       Form of Note
B. States of Incorporation and Qualification, and Capitalization and Ownership of Stock, of each Borrower and Subsidiaries
C.      Consents, Waivers, Approvals; Violation of Agreements
D.      Permitted Security Interests, Liens and Encumbrances
E.      Judgments, Actions, Proceedings
F.      Defaults; Compliance with Laws, Regulations, Agreements
G.      Burdensome Documents
H.      Name Changes, Mergers, Acquisitions
I.      Labor Disputes; Collective Bargaining Agreements; Employee Grievances
J.      Pension Plans
K. Permitted Contingent Obligations and Guaranties and Existing Guarantees, Contingent Obligations and Investments
L.      Form of Assignment and Acceptance

                                   SCHEDULES
                                   ---------

Schedule 1 - Fleet L/Cs
Schedule 2 - Chase L/Cs

                                 LOAN AGREEMENT
                                 --------------

     THIS LOAN AGREEMENT, made this 25th day of October, 2001 (this "Agreement"), is by and among GRIFFON CORPORATION, a Delaware corporation ("Griffon"), TELEPHONICS CORPORATION, a Delaware corporation ("Telephonics;" Griffon and Telephonics are at times referred to herein as a "Borrower" and collectively as the "Borrowers"), the several banks and other parties from time to time that are permitted parties hereto (individually, a "Bank" and, collectively, the "Banks"), FLEET NATIONAL BANK, successor by merger to Fleet Bank, National Association, a national banking association, in its capacity as Administrative Agent (as hereinafter defined) and THE CHASE MANHATTAN BANK, a New York banking corporation, in its capacity as Documentation Agent (as hereinafter defined).

                              W I T N E S S E T H:
                              - - - - - - - - - -

RECITALS:
--------

     (1) Griffon,  the  Administrative  Agent, the  Documentation  Agent and the
Banks are parties to the Loan Agreement dated as of August 31, 1999 (as heretofore amended, modified and supplemented the "Original Agreement").

     (2) Griffon desires to add its wholly-owned Subsidiary, Telephonics, as a Borrower under this Agreement, subject to the sublimit and other terms and conditions hereinafter set forth.

     (3) Griffon, Telephonics, the Administrative Agent, the Documentation Agent and the Banks wish to amend the Original Agreement to make certain changes in the terms of the Original Agreement, and to restate the Original Agreement as amended by such amendments for their convenience.

     (4) Following such restatement, except where otherwise indicated or otherwise referred to in this Agreement, this Agreement will set forth the definitive terms and conditions of the agreement of Griffon, Telephonics, the Administrative Agent, the Documentation Agent and the Banks regarding the matters covered by this Agreement as of and after the date the Original Agreement is restated, and the Original Agreement will continue to govern such terms prior to such date.


     NOW, THEREFORE, the parties hereto agree as follows:

Article 1 Definitions.

     As used in this Agreement, in addition to the other terms defined herein, the following terms shall have the following meanings:

     "Additional Costs" is defined in subsection 2.18(b) hereof.

     "Adjusted Net Income" means, for any period, the aggregate income (or loss) for such period which shall be an amount equal to net revenues and other proper items of income, plus extraordinary and unusual non-cash losses for such period, plus minority interest in earnings of consolidated Subsidiaries for such period, less any and all items that are treated as expenses under generally accepted accounting principles, less, without duplication, Federal, state and local income taxes and income taxes expensed for taxes payable to jurisdictions outside of the United States, [less minority interests in losses of consolidated Subsidiaries for such period] and less extraordinary and unusual non-cash gains for such period, as determined in accordance with generally accepted accounting principles.


     "Administrative Agent" means Fleet National Bank, a national banking association, in its capacity as administrative and collateral agent pursuant to the terms and conditions of this Agreement, and any successor thereto.

     "Affected Loans" is defined in Section 2.21 hereof.

     "Affected Type" is defined in Section 2.21 hereof.

     "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person that owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and
(ii) each director and officer of a Borrower shall be deemed to be an Affiliate of each Borrower.

     "Agent" means the Administrative Agent or the Documentation Agent.

     "Agents" means the Administrative Agent and the Documentation Agent collectively.

     "Aggregate Revolving Commitment" means, at any time, the sum at such time of the Commitments of all the Banks, as such amount is subject to reduction in accordance with the terms hereof.

     "Aggregate  Revolving Exposure" means, at any time, the sum at such time of
(i) the outstanding principal balance of the Loans of all the Banks, plus (ii) an amount equal to the Letter of Credit Exposure of all Banks.

     "Aggregate Telephonics Revolving Commitment" means Forty Five Million Dollars ($45,000,000.00), as such amount is subject to reduction in accordance with the terms hereof.

     "Aggregate Telephonics Revolving Exposure" means, at any time, the sum at such time of (i) the outstanding principal balance of the Loans of all the Banks made to Telephonics, plus (ii) an amount equal to the Letter of Credit Exposure of all Banks on account of Letters of Credit issued for the account of Telephonics.

     "Applicable L/C Fee Distributor" means (i) the Administrative Agent in the case of all Letters of Credit other than Chase L/Cs and (ii) Chase in the case of all Chase L/Cs.

     "Applicable Lending Office" means, with respect to each Bank, with respect to each type of Loan, the Lending Office as designated for such type of Loan below its name on the signature pages hereof or such other office of such Bank or of an affiliate of such Bank as such Bank may from time to time specify to a Borrower as the office at which its Loans of such type are to be made and maintained.

     "Applicable Margin" means as at any date of determination thereof, (i) if the Funded Debt to Cash Flow Ratio is less than 1.75 to 1.00, then with respect to any Prime Rate Loans, 0%, and with respect to any Eurodollar Loans, 1.25%;
(ii) if the Funded Debt to Cash Flow Ratio is equal to or greater than 1.75 to 1.00, but less than 2.25 to 1.00, then with respect to any Prime Rate Loans, 0%, and with respect to any Eurodollar Loans, 1.50% and (iii) if the Funded Debt to Cash Flow Ratio is equal to or greater than 2.25 to 1.00, then with respect to any Prime Rate Loans, .25%, and with respect to any Eurodollar Loans, 1.75%, plus any Post-Default Rate, if applicable. The determination of the applicable percentage set forth above shall be made on a quarterly basis based on the financial statements of Griffon and its Subsidiaries delivered pursuant to and in compliance with Section 5.1 or Section 5.2 hereof; provided, however, that the applicable percentages as of the date of this Agreement shall be as set forth in clause (ii) above until December 31, 2001 and thereafter shall only be adjusted based on the financial statements of Griffon delivered pursuant to and in compliance with Section 5.1 or Section 5.2 for its fiscal quarter ending September 30, 2001 at which time (which in no event shall be prior to December 31, 2001) and thereafter it shall be adjusted pursuant to this definition; and provided further, that upon the occurrence and during the continuance of a Default or an Event of Default (other than a Default or Event of Default under Section 8.1 hereof), the Applicable Margin shall be 1% in excess of the applicable percentages set forth in clause (iii) above.

     The determination of the applicable percentage set forth above shall be made on a quarterly basis based on the financial statements of Griffon and its Subsidiaries delivered pursuant to and in compliance with Section 5.1 or Section
5.2 hereof. Each determination of the Applicable Margin shall be effective as of
(a) the first day of the calendar month following the date on which the financial statements on which such determination was based were to be delivered pursuant to Section 5.1 hereof and (b) the first day of the calendar quarter following the date on which the financial statements on which such determination was based were to be delivered pursuant to Section 5.2 hereof. In the event that financial statements for the four full fiscal quarters most recently completed prior to such date of determination either: (i) have not been delivered to the Banks in compliance with Section 5.1 or 5.2 hereof, or (ii) if delivered, do not comply in form or substance with Section 5.1 or 5.2 hereof (in the sole judgment of the Banks), then the Banks may determine, in their reasonable judgment, the ratio referred to above that would have been in effect as at such date, and consequently, the Applicable Margin in effect for the period commencing on such date.

     "Assessment Rate" means, at any time, the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) then charged by the Federal Deposit Insurance Corporation (or any successor) to the applicable Principal Office for deposit insurance for Dollar time deposits with such Principal Office as determined by such Principal Office.

     "Assignment and Acceptance" - an agreement in the form of Exhibit L hereto.

     "Bohme"  means  Bohme-Clopay   Verpackungsfolien   GmbH,  a  wholly-  owned
subsidiary of Clopay Plastic Products and successor in interest to Bohme Verwaltungs-Gesellschaft mbH and Bohme GmbH & Co. KG Verpackungsfolien.

     "Borrowing Date" means any Business Day on which the Banks make Loans.

     "Borrowing Notice" is defined in Section 2.2 hereof.

     "Business Day" means, any day other than Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.

     "Capital Expenditures" means for any period, the sum of (a) expenditures for any fixed assets or improvements and replacements, substitutions or additions thereto which would be treated as capital expenditures in accordance with generally accepted accounting principles and (b) the portion of all payments with respect to each Capitalized Lease which are required to be capitalized on the balance sheet of the applicable lessee in accordance with generally accepted accounting principles.

     "Capitalized Lease" means, any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.

     "Capitalized Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

     "Cash" means, as to any Person, such Person's cash and cash equivalents, as defined in accordance with generally accepted accounting principles consistently applied.

     "Change of Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of Griffon, or (b) during any period of 25 consecutive calendar months,, commencing on the date of this Agreement, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of Griffon on the first day of each such period or (ii) subsequently became directors of Griffon and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of Griffon, to constitute a majority of the board of directors of Griffon.

     "Chase" means The Chase Manhattan Bank, a New York banking corporation, in its capacity as a Bank hereunder.

     "Chase L/Cs" means the standby letters of credit issued by Chase prior to the date of this Agreement as described on Schedule 2 hereto.

     "Clopay" means Clopay Corporation, a Delaware corporation.

     "Clopay Plastic Products" means Clopay Plastic Products Company, Inc., a Delaware Corporation.

     "Clopay   Service"   means  Clopay  Service   Company,   Inc.,  a  Delaware
Corporation.

     "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

     "Commitment" means, in respect of any Bank, the maximum amount of such Bank's Revolving Exposure as set forth on the signature page of such Bank adjacent to the heading "Commitment" or in an Assignment and Acceptance or other document pursuant to which it became a Bank, as such amount may be adjusted from time to time in accordance herewith; provided, that, without limiting the foregoing, if the Borrowers have elected to extend the Commitment Termination Date in accordance with the provisions of Section 2.8(b) hereof, on the Commitment Termination Date and on each Quarterly Reduction Date thereafter until the Termination Date, the Commitment of each Bank shall automatically reduce by an amount equal to the product of such Bank's Revolving Percentage multiplied by Ten Million Dollars ($10,000,000).

     "Commitment Fee" is defined in subsection 2.7(a) hereof.

     "Commitment Termination Date" means October 1, 2005.

     "Compliance Certificate" means a certificate executed by the president or chief financial officer of Griffon to the effect that: (i) as of the effective date of the certificate, no Default or Event of Default under this Agreement exists or would exist after giving effect to the action intended to be taken by the Borrowers as described in such certificate, including, without limitation, that the covenants set forth in Section 6.9 hereof would not be breached after giving effect to such action, together with a calculation in reasonable detail, and in form and substance satisfactory to the Administrative Agent and the Documentation Agent, of such compliance, and (ii) the representations and warranties contained in Article 3 hereof are true and with the same effect as though such representations and warranties were made on the date of such certificate, except for changes in the ordinary course of business none of which, either singly or in the aggregate, have had a Material Adverse Effect.

     "Contingent Obligation" as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person, without duplication: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in interest rates; or (d) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent
Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with either or both Borrowers, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code and Section 4001(a)(14) of ERISA.

     "Credit Party" means the Administrative Agent or a Bank, as the case may be.

     "Current Liabilities" means current liabilities, as determined in accordance with generally accepted accounting principles, consistently applied, and shall include, as of the date of determination thereof: (i) all Indebtedness payable on demand or maturing within one year after such date without any option on the part of the obligor to extend or renew beyond such year, (ii) final maturities, installments and prepayments of Indebtedness required to be made within one year after such date, (iii) the unpaid principal balance of the Notes due within one year after such date, and (iv) all other items (including taxes accrued as estimated and reserves for deferred income taxes) that in accordance with generally accepted accounting principles, would be included on a balance sheet as current liabilities.

     "Debt Instrument" is defined in subsection  8.4(a) hereof.

     "Default" means an event which with notice or lapse of time, or both, would constitute an Event of Default.

     "Defined Contribution Plan" means a plan which is not covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code and which provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant's account, and any income, expenses, gains and losses, and any forfeitures of accounts of other participants which may be allocated to such participant's account.

     "Derivative Protection Arrangement" means (i) any interest rate swap, cap or collar arrangement or any other derivative product customarily offered by banks or other financial institutions to their customers in order to reduce the exposure of such customers to interest rate fluctuations, as the same may be amended, supplemented or otherwise modified from time to time or (ii) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement customarily offered by banks or other financial institutions to their customers designed to protect such customers against fluctuations in currency values.

     "Documentation Agent" means The Chase Manhattan Bank, a New York banking corporation, in its capacity as Documentation Agent pursuant to the terms and conditions of this Agreement, and any successor thereto.

     "Dollars" and "$" means lawful currency of the United States of America.

     "Domestic Debt Service Coverage Ratio" means, for any period,  the ratio of
(a) EBITDA of the Domestic Loan Parties on a consolidated basis for the most recently completed four fiscal quarters of the Domestic Loan Parties minus, Federal, state and local income taxes expensed with respect to the most recently completed four fiscal quarters minus, Unfunded Capital Expenditures of the Domestic Loan Parties on a consolidated basis for the most recently completed four fiscal quarters to (b) the current portion of Long-term Indebtedness for borrowed money of the Domestic Loan Parties on a consolidated basis outstanding as of the last day of such period (excluding the final payment of $1,973,000 due January 26, 2002 on a mortgage note in the original face amount of $3,200,000 payable by Western Synthetic Real Estate Corp. to The Chase Manhattan Bank (formerly known as Chemical Bank)) plus, Interest Expense of the Domestic Loan Parties on a consolidated basis for the most recently completed four fiscal quarters, all determined in accordance with generally accepted accounting principles consistently applied.

     "Domestic Funded Debt Coverage Ratio" means,  for any period,  the ratio of
(a) Long-term Indebtedness for borrowed money of the Domestic Loan Parties on a consolidated basis plus, without duplication, any Indebtedness for money borrowed of the Domestic Loan Parties on a consolidated basis which will be due and payable during the immediately succeeding twelve month period plus, the Domestic Guarantee Amount, in each case outstanding as of the last day of such period, to (b) EBITDA of the Domestic Loan Parties on a consolidated basis for the most recently completed four fiscal quarters, all determined in accordance with generally accepted accounting principles consistently applied.

     "Domestic Guarantee Amount" means the aggregate amount of outstanding obligations of Foreign Loan Parties that are guaranteed by Domestic Loan Parties.

     "Domestic Loan Party" means each Borrower and each Subsidiary of each Borrower that is organized under the laws of any State of the United States.

     "EBITDA" means, for any period, the sum of (i) Adjusted Net Income, (ii) Interest Expense, (iii) depreciation and amortization and (iv) Federal, state and local income taxes, in each case, computed in accordance with generally accepted accounting principles.

     "Eligible Assignee" - (a) any of the following that have been approved by the Required Banks: (i) a commercial bank organized under the laws of the United States, or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof; (iii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iii); (iv) the central bank of any country that is a member of the OECD which bank has assumed the assets and liabilities of a Bank; and (v) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (b) any other Person approved by the Administrative Agent and the Required Banks; and (c) a Bank or an Affiliate of a Bank or an entity of the type referred to in (a)(v) above which is administered or managed by a Bank or an Affiliate of a Bank.


     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of a Borrower or any of its ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for employees of such Borrower or any current ERISA Affiliate while an ERISA Affiliate.

     "Employee Welfare Benefit Plan" means any employee benefit plan within the meaning of Section 3(1) of ERISA.

     "Environmental Laws and Regulations" means all environmental, health and safety laws, regulations, resolutions, and ordinances applicable to either
Borrower or any Subsidiary, or any of their respective assets or properties, including, without limitation: (i) all regulations, resolutions, ordinances, decrees, and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, whether issued by environmental regulatory agencies or otherwise, and (ii) all laws, regulations, resolutions, ordinances and decrees relating to Environmental Matters.

     "Environmental Liability" means any liability under any applicable law for any release of a hazardous substance caused by the seeping, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, and any liability for the costs of any clean-up or other remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over either Borrower or any Subsidiary to prevent or minimize any actual or threatened release by either Borrower or any Subsidiary of any hazardous wastes or other hazardous substances, pollutants and contaminants into the environment that would endanger the public health or the environment.


     "Environmental Matter(s)" means a release of any toxic or hazardous waste or other hazardous substance, pollutant or contaminant into the environment or the generation, treatment, storage or disposal of any toxic or hazardous wastes or other hazardous substances.

     "Environmental Proceeding" means any judgment, action, proceeding or investigation pending before any court or governmental authority, bureau or agency, including, without limitation, any environmental regulatory body, with respect to, or to the best of each Borrower's knowledge threatened against, either Borrower or any Subsidiary or relating to the assets or liabilities of any of them, including, without limitation, in respect of any "facility" owned, leased or operated by any of them under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or under any state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or hazardous waste or other chemical substance, pollutant or contaminant into the environment, or with the generation, storage or disposal of any toxic or hazardous wastes or other chemical substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.


     "ERISA Affiliate" means as applied to each Borrower, any corporation, person or trade or business which is a member of such Borrower's Controlled Group.

     "ERISA MAE" means any matter which would result in liability to either Borrower or any ERISA Affiliate in an amount which would materially adversely affect the business or financial condition of Griffon and its Subsidiaries on a consolidated basis.

     "Eurodollar Business Day" means a Business Day on which dealings in Dollar deposits are carried out in the Eurodollar interbank market.


     "Eurodollar Loans" means Loans the interest on which is determined on the basis of rates referred to in the definition of "Fixed Base Rate" in this
Article 1.

     "Existing Banks" means Fleet, Chase and Firstar, as the case may be.


     "Extensions  of Credit"  means,  collectively,  the Loans,  the  Letters of

Credit and any  participations  therein pursuant to Section  2.24(c).

     "Event of Default" is defined in Article 8 hereof.

     "Facility Fee" is defined in subsection 2.7(b) hereof.

     "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day, or if such day is not a Business Day, for the next preceding Business Day (or, if such rate is not so published for any such day, the average rate charged to each Bank on such day on such transactions as reasonably determined by the Banks).

     "Fee(s)" is defined in subsection 2.7(d) hereof.

     "Financial Statements" means: (i) Griffon's consolidated audited Balance Sheet as at September 30, 2000, together with the related audited Income Statement, Statement of Shareholders' Equity and Statement of Cash Flows for the fiscal year then ended, (ii) Griffon's consolidated unaudited Balance Sheet as at June 30, 2001, together with the related unaudited Income Statement and Statement of Cash Flows for the 9-month period then ended, and (iii) each of the financial statements delivered to the Banks pursuant to subsections 5.1 and 5.2 hereof.

     "Finotech" means Finotech Verbundstoffe GmbH, a 60% owned subsidiary of Clopay Plastic Products.

     "Firstar" means Firstar Bank, National Association, a national banking association, in its capacity as a Bank hereunder.

     "Fixed Base Rate" means, with respect to any Eurodollar Loan for any Interest Period therefor, the rate per annum as determined by the Administrative Agent on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Eurodollar Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two Eurodollar
Business Days preceding the first day of such Eurodollar Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, Fixed Base Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined by the Administrative Agent on the basis of the offered rates for deposits in dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m.(London Time), on the day that is two (2) Eurodollar Business Days prior to the beginning of such Interest Period. If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined by the Administrative Agent on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Eurodollar Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Eurodollar Business Days preceding the first day of such Eurodollar Loan as selected by the
Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for the date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined by the Administrative Agent on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Eurodollar Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Eurodollar Business Days preceding the first day of such Eurodollar Loan. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the Fixed Base Rate pursuant to a Eurodollar Loan cannot be determined.

     "Fixed Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent equal to (x) the Fixed Base Rate for such Loan for such Interest Period; divided by (y) 1 minus the Reserve Requirement for such Loan for such Interest Period. The Administrative Agent shall use its best efforts to advise the applicable Borrower upon its request of the Fixed Rate for each Interest Period as soon as practicable after each change in the Fixed Rate; provided, however, that the failure of the Administrative Agent to so advise such Borrower on any one or more occasions shall not affect the rights of any Agent or any Bank or the obligations of either Borrower hereunder.

     "Fleet" means Fleet National Bank, successor by merger to Fleet Bank, National Association, a national banking association, in its capacity as a Bank hereunder.

     "Fleet L/Cs" means the standby letters of credit issued by Fleet prior to the date of this Agreement as described on Schedule 1 hereto.

     "Foreign Loan Party" means each Subsidiary of either Borrower that is organized under the laws of a jurisdiction other than any State of the United States.

     "Funded Debt to Cash Flow Ratio" means, for any period, the ratio of (a) all Indebtedness for borrowed money of Griffon and its Subsidiaries outstanding as of the last day of such period, to (b) EBITDA of Griffon and its Subsidiaries minus, Unfunded Capital Expenditures made by Griffon and/or any of its Subsidiaries, each for the most recently completed four fiscal quarters.

     "Guarantor" means (i) Griffon in the case of all Extensions of Credit made to Telephonics and (ii) Telephonics in the case of all Extensions of Credit made to Griffon.

     "Guarantor Obligations" means, with respect to each Guarantor, all of the obligations and liabilities of such Guarantor under the Loan Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

     "Indebtedness" means, with respect to any Person and without duplication, all: (i) liabilities or obligations, direct and contingent, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (ii) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (iii) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (iv) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit (other than documentary letters of credit used in connection with the purchase of goods) issued for the account of such Person and bankers acceptances created for such Person.

     "Interest Expense" means, for the applicable period of determination thereof, the interest expense during such period determined in accordance with generally accepted accounting principles; provided, that, notwithstanding any such determination under generally accepted accounting principles, in each event "Interest Expense" shall be net of all interest income for the applicable period of determination.

     "Interest Period" means, with respect to any Eurodollar Loan, each period commencing on the date such Loan is made or converted from a Loan or Loans of another type, or the last day of the next preceding Interest Period with respect to such Loan, and ending on the same day in the first, second, third or sixth calendar month thereafter, as the applicable Borrower may select as provided in
Section 2.2 hereof, except that each such Interest Period that commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans, if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, on the next preceding Eurodollar Business Day);
(ii) no more than five (5) Interest Periods for Eurodollar Loans for each Borrower shall be in effect at the same time; (iii) any Interest Period for any type of Loan that commences before the Commitment Termination Date shall end no later than the Commitment Termination Date, and if the Commitment Termination

Date has been extended in accordance with the terms hereof, any Interest Period for any type of Loan that commences before the Termination Date shall end no later than the Termination Date; (iv) notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one month (in the case of Eurodollar Loans). In the event that a Borrower fails to select the duration of any Interest Period for any Loan within the time period and otherwise as provided in Section 2.2 hereof, such Loans will be automatically converted into a Prime Rate Loan on the last day of the preceding Interest Period for such Loan and (iv) no portion of any Loan shall be continued as or converted into a Eurodollar Loan with an Interest Period which extends beyond a Quarterly Reduction Date if, after giving effect to the continuation or conversion of such Eurodollar Loan, the amount payable on any Quarterly Reduction Date would exceed the sum of (i) the aggregate principal amount of the outstanding portion of the Loans constituting Eurodollar Loans with Interest Periods ending on or prior to such Quarterly Reduction Date and (ii) the aggregate outstanding portion of the Loans constituting Prime Rate Loans.

     "Investment" means, by any Person:

     (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; and

     (b) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person (other than Indebtedness constituting trade payables in the ordinary course of business), and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person.

     "IRS" means the Internal Revenue Service.

     "Issuer" means (i) Fleet in the case of all Letters of Credit other than the Chase L/Cs and (ii) Chase in the case of the Chase L/Cs.

     "Latest  Balance  Sheet"  is  defined  in  subsection  3.9(a)  hereof.

     "LC Disbursement" means a payment made by the Issuer pursuant to a Letter of Credit.

     "Leases" means leases and subleases (other than Capitalized Leases), licenses for the use of real property, easements, grants, and other attachment rights and similar instruments under which either Borrower has the right to use real or personal property or rights of way.

     "Letter of Credit" has the meaning set forth in Section 2.24.

     "Letter of Credit Fees" has the meaning set forth in Section 2.7(c).

     "Letter of Credit Commitment" means the commitment of the Issuer to issue Letters of Credit having an aggregate outstanding face amount up to Thirty Million Dollars ($30,000,000.00).

     "Letter of Credit Exposure" means in respect of any Bank at any time, an amount equal to (i) the sum (without duplication) at such time of (x) the aggregate undrawn face amount of the outstanding Letters of Credit, (y) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and (z) the aggregate unpaid Reimbursement Obligations, multiplied by (ii) such Bank's Revolving Percentage at such time.

     "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

     "Limited Contingent Obligation" as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person, without duplication: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto or (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Limited Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Limited Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

     "Loan(s)" is defined in Section 2.1 hereof. Loans of different types made or converted from Loans of other types on the same day (or of the same type but having different Interest Periods) shall be deemed to be separate Loans for all purposes of this Agreement.

     "Loan Documents" means this Agreement, the Notes, each reimbursement agreement executed in connection with Letters of Credit, the Pledge Agreement and all other documents required to be executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.

     "Loan Party" means Griffon, Telephonics and any Subsidiary which on the date hereof or hereafter executes and delivers to any Agent or any Bank any Loan Document.

     "Long-term Indebtedness" means:

     (i) any Indebtedness payable more than one year from the date of creation thereof (including, without limitation and without duplication, any portion thereof payable on demand or maturing within one year after such date), which under generally accepted accounting principles is shown on the balance sheet as a liability (including Capitalized Lease Obligations but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation), and

     (ii) Indebtedness payable more than one year from the date of creation thereof (including, without limitation and without duplication, any portion thereof payable on demand or maturing within one year after such date), which is secured by any Lien on property owned by either Borrower or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by such Borrower or such Subsidiary.

Any obligation shall be treated as Long-term Indebtedness, regardless of its term if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement.

     "Material Adverse Effect" means any matter which would materially adversely affect the business, operations, properties or financial condition of Griffon and its Subsidiaries on a consolidated basis.

     "Monthly Dates" means the first day of each calendar month, the first of which shall be the first day of the first calendar month following the date of this Agreement.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001 (a) (3) of ERISA which is a Pension Plan and to which either Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years while an ERISA Affiliate.

     "New Type Loans" is defined in Section 2.21 hereof.

     "Note(s)" is defined in Section 2.4 hereof.

     "Obligations" means collectively, all of the Indebtedness, liabilities and obligations of each Borrower to the Administrative Agent, the Documentation Agent and/or the Banks arising under the Loan Documents (including Reimbursement Obligations), in each case whether fixed, contingent (including without limitation those Obligations incurred as a Guarantor pursuant to Article 11 hereof), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Section 8.6 and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

     "Original Agreement" shall have the meaning set forth in the Recitals hereto.

     "Payment Office" means the office of the Administrative Agent located at 300 Broad Hollow Road, Melville, New York 11747.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" means at any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either: (i) maintained by either Borrower or any ERISA Affiliate for employees of such Borrower, or by such Borrower for employees of any ERISA Affiliate, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which such Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or has, while an ERISA Affiliate, within the preceding five plan years made contributions.

     "Permitted Acquisition" means the acquisition by either Borrower or any Subsidiary of any Person or of any division or line of business of any Person (whether a Person, or division or line of business, an "Eligible Business"), either by merger, consolidation, purchase of stock, or purchase of all or a substantial part of the assets of such Eligible Business (any such type of transaction is referred to in this Agreement as an "acquisition" and the principal agreement relating thereto, whether a stock purchase agreement, an asset purchase agreement, a merger agreement or otherwise, is referred to in this Agreement as the "acquisition agreement"); provided that (i) the aggregate

Permitted Acquisition Purchase Price of all such Permitted Acquisitions during the term of this Agreement does not exceed (a) Two Hundred Million Dollars ($200,000,000) in the aggregate, and (b) after excluding the value of any capital stock issued by Griffon in connection with any Permitted Acquisition, One Hundred Million Dollars ($100,000,000) in the aggregate, (ii) no Default or Event of Default shall exist immediately before and after giving affect to such Permitted Acquisition or result from the consummation thereof, and (iii) each of the following conditions shall have been satisfied:

     (a) such transaction shall not be a "hostile" acquisition or other "hostile" transaction (i.e., such transaction shall not be opposed by the Board of Directors (or similar governing body) of the Eligible Business), provided that in the event a Borrower proposes to initiate such transaction as a hostile transaction with the intent to subsequently obtain the approval of the Board of Directors of the Eligible Business, such Borrower may notify the Administrative Agent and each Bank in writing in advance of the initiation of such proposed transaction together with any information concerning such transaction as the Administrative Agent or any Bank may request, and, provided that the Administrative Agent and each Bank shall have approved such transaction in writing prior to the initiation of such transaction, with the approval of the each Bank being based on any possible conflict of any kind or other policy considerations of such Bank concerning such proposed acquisition and with such approval not to be unreasonably withheld, such Borrower may proceed with such transaction so long as the transaction ultimately is approved by the Board of Directors (or similar governing body) of the Eligible Business (and a majority of which were members of such Board of Directors (or similar governing body) at the time such transaction was initiated) and is otherwise in accordance with the terms of this Agreement;

     (b) such acquisition (1) if such acquisition is a stock acquisition, shall be of greater than 50% of the issued and outstanding capital stock of such Eligible Business, whether by purchase or as a result of merger or consolidation (provided that a Borrower shall be the surviving corporation in any such merger or consolidation in which it is directly involved), and in any event shall consist of shares of capital stock with sufficient voting rights which entitles such Borrower to elect a majority of the directors of such Eligible Business and to control the outcome of any shareholder votes with respect to the shareholders of such Eligible Business, and (2) if such acquisition is an asset acquisition, shall be of all or a substantial part of an Eligible Business; and

     (c) the applicable Borrower or its Subsidiaries shall have (1) pledged to the Administrative Agent for the benefit of the Banks all of the issued and outstanding capital stock acquired by such Borrower or any Subsidiary of (A) any Eligible Business the capital stock of which is to be acquired pursuant to such acquisition in which the Permitted Acquisition Purchase Price is greater than $25,000,000, and (B) any new Subsidiary created as an acquisition vehicle with respect to such acquisition, (2) delivered to the Administrative Agent, simultaneously with consummation of such acquisition, all of the stock certificates representing such shares, together with stock powers executed in blank and proxies with respect thereto and (3) caused to be delivered to the Banks from any new Subsidiary customary corporate documents (including certified certificate of incorporation, by-laws and good standing certificates); provided, however, that so long as (i) Clopay remains a wholly-owned direct Subsidiary of Griffon and all of the issued and outstanding capital stock of Clopay remains subject to a first priority security interest in favor of the Administrative Agent, Clopay shall not be obligated to pledge, or cause the pledge of, the capital stock of any of its direct or indirect Subsidiaries; and (ii) Telephonics remains a wholly-owned direct Subsidiary of Griffon Telephonics shall not be obligated to pledge, or cause the pledge of, the capital stock of any of its direct or indirect Subsidiaries.

     "Permitted Acquisition Purchase Price" means, with respect to any Permitted Acquisition, collectively, without duplication, (i) all Cash paid by the applicable Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, including in respect of transaction costs, fees and other expenses incurred by such Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, (ii) all Indebtedness created, and all Indebtedness assumed, by such Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, including, without limitation, the maximum amount of any purchase price to be paid pursuant to any "earn out" provision contained in the agreements related to any Permitted Acquisition, (iii) the value of all capital stock issued by such Borrower or any of its Subsidiaries in connection with such Permitted Acquisition and (iv) any deferred portion of the purchase price or any other costs paid by such Borrower or any of its Subsidiaries in connection with such Permitted Acquisition.

     "Permitted Liens" means, as to any Person: (i) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Person), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of Cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against such Person with respect to which such Person at the time shall currently be prosecuting an appeal or proceedings for review;
(iii) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 6.6 hereof; and (iv) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the conduct of the business of such Person or to the ownership of such Person's property that were not incurred in connection with Indebtedness of such Person, all of which Liens referred to in the preceding clause (iv) do not in the aggregate materially detract from the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of such Person, and as to all the foregoing only to the extent arising and continuing in the ordinary course of business.

     "Person" means an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

     "Pledge Agreement" means that certain Pledge Agreement dated August 31, 1999 between Griffon and the Administrative Agent, for the ratable benefit of the Banks, and any other pledge agreement executed and delivered by either Borrower or any Subsidiary from time to time in connection herewith, including all amendments, modifications and supplements of or to all such agreements.

     "Post-Default Rate" means (i) in respect to principal of or interest on any Loans not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such unpaid principal is paid in full equal to: (x) if such Loans are Prime Rate Loans, 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Rate Loans (but in no event less than the interest rate in effect on the due date), or (y) if such Loans are Eurodollar Loans, 2% above the rate of interest in effect thereon at the time of such default until the end of the then current Interest Period therefor and, thereafter, 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Rate Loans (but in no event less than the interest rate in effect on the due date); and (ii) in respect of other amounts payable by the Borrowers hereunder (other than interest) not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such other amounts are paid in full equal to 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Rate Loans (but in no event less than the interest rate in effect on the due date).

     "Primary Borrower Obligor" means (i) Griffon in the case of all Loans made to Griffon pursuant to Section 2.1 and (ii) Telephonics in the case of all Loans made to Telephonics pursuant to Section 2.1.

     "Prime Rate" means the variable per annum rate of interest so designated from time to time by Fleet as its prime rate. Notwithstanding the foregoing, each Borrower acknowledges that Fleet may regularly make domestic commercial loans at rates of interest less than the rate of interest referred to in the preceding sentence and that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any borrower. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect immediately at the time of such change in the Prime Rate when and as the Prime Rate changes without notice or demand of any kind.

     "Prime Rate Loans" means Loans that bear interest at a rate based upon the Prime Rate.

     "Principal Office" means, as to the Administrative Agent or any Bank, the principal office designated from time to time by such Person.

     "Principal Subsidiary" means Clopay or Telephonics.

     "Projections"  means the  projections  delivered  to the Banks  pursuant to
Section 5.3 hereof (in the format provided in connection with the Original Agreement).

     "Purchase  Money   Indebtedness"  means  Indebtedness  (other  than  Loans)
incurred in connection with a Borrower's acquisition of fixed assets; provided, that:

          (i) The transaction in which any Purchase Money Indebtedness is proposed to be created is not then prohibited by this Agreement and

          (ii) The Indebtedness incurred or to be incurred does not exceed the cost of the property or asset acquired.

     "Purchase Money Security Interest" is defined in subsection 7.2(c) hereof.

     "Quarterly Dates" means the first day of each January, April, July and October of each year, the first of which shall be the first such day after the date of this Agreement, provided that, if any such date is not a Eurodollar Business Day, the relevant Quarterly Date shall be the next succeeding Eurodollar Business Day (or, if the next succeeding Eurodollar Business Day falls in the next succeeding calendar month, then on the next preceding Eurodollar Business Day).

     "Quarterly Reduction Dates" means the first day of each April, July, October and January of each year, provided that, if any such date is not a Business Day, the relevant Quarterly Reduction Date shall be the next succeeding Business Day.

     "Quick Ratio" means as at any date, the ratio of cash, Investments of the type described in Section 7.8(a) hereof, accounts receivable and contract costs and recognized income not yet billed (as described in the Financial Statements) to Current Liabilities.

     "Real Property" is defined in Section 7.13 hereof.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

     "Regulatory Change" means, as to any Bank, any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D and the laws or regulations that designate any assessment rate relating to certificates of deposit or otherwise (including the "Assessment Rate" if applicable to any Loan) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including such Bank, of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reimbursement Obligation" means, collectively, the obligation of a Borrower to the Issuer with respect to each Letter of Credit and all documents, instruments and other agreements related thereto, including the obligation of such Borrower to reimburse the Issuer for amounts drawn under such Letter of Credit.

     "Related Parties" means, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "Required Banks" means, at any time while no Revolving Exposure is outstanding hereunder, Banks having at least sixty six and two-thirds percent (66 2/3%) of the aggregate amount of the Commitments and, at any time while Revolving Exposure is outstanding hereunder, Banks holding at least sixty six and two-thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Revolving Exposure hereunder.

     "Reserve Requirement" means, for any Eurodollar Loans for any quarterly period (or, as the case may be, shorter period) as to which interest is payable hereunder, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against: (i) any category of liabilities that includes deposits by references to which the Fixed Rate for Eurodollar Loans is to be determined as provided in the definition of "Fixed Base Rate" in this Article 1, or (ii) any category of extensions of credit or other assets that include Eurodollar Loans.

     "Revolving Credit Period" means the period commencing on the date of this Agreement and ending on the Commitment Termination Date, unless the Commitment Termination

Date has been extended in accordance with the terms of Section 2.8(b) of this Agreement, in which case the "Revolving Credit Period" shall end on the Termination Date.

     "Revolving Exposure" means, with respect to any Bank as of any date, the sum as of such date of (i) the outstanding principal balance of such Bank's Loans, plus (ii) such Bank's Letter of Credit Exposure.

     "Revolving Percentage" means, as of any date and with respect to each Bank, the percentage equal to a fraction (i) the numerator of which is the Commitment of such Bank on such date (or, if there are no Commitments on such date, on the last date upon which one or more Commitments were in effect), and (ii) the denominator of which is sum of the Commitments of all the Banks on such date (or, if there are no Commitments on such date, on the last date upon which one or more Commitments were in effect).

     "Rolling Four Quarters" shall mean the consecutive twelve-month period computed from the last day of the most recent fiscal quarter to the day 12 months prior to such last day.

     "Security Documents" is defined in subsection 2.23(b) hereof.

     "Subordinated Debt" means unsecured Indebtedness for money borrowed that is subordinated upon terms and in form and substance reasonably satisfactory to the Administrative Agent and the Banks, as evidenced by the Administrative Agent's and Banks' written consent thereto given prior to the creation of such Indebtedness.

     "Subsidiary" means, with respect to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency)  are  at  the  time  owned  by  such  Person  and/or  one  or  more
Subsidiaries of such Person, or (ii) in the case of a partnership or joint venture in which such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. Unless the context otherwise requires, references in this Agreement to "Subsidiary" or "Subsidiaries" shall be deemed to be references to a Subsidiary or Subsidiaries of Griffon, Telephonics, or any of their Subsidiaries.

     "Tangible Net Worth" means the sum of capital surplus, earned surplus and capital stock, minus deferred charges (including, but not limited to, unamortized debt discount and expense, organization expenses and experimental and development expenses, but excluding prepaid expenses and deferred income tax assets), intangibles and treasury stock, all as determined in accordance with generally accepted accounting principles consistently applied.

     "Telephonics"  means  Telephonics  Corporation,   a  Delaware  corporation.

     "Telephonics Sublimit Commitment" means, in respect of any Bank, the maximum amount of such Bank's Telephonics Revolving Exposure as set forth on the signature page of such Bank adjacent to the heading "Telephonics Sublimit Commitment" or in an Assignment and Acceptance or other document pursuant to which it became a Bank, as such amount may be adjusted from time to time in accordance herewith.

     "Telephonics Revolving Exposure" means, with respect to any Bank as of any date, the sum as of such date of (i) the outstanding principal balance of such Bank's Loans to Telephonics, plus (ii) such Bank's Letter of Credit Exposure with respect to Telephonics.

     "Termination Date" means October 1, 2007.

     "Termination Event" means (a) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder for which the 30-day notice requirement is not waived by the regulations; or (b) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a) (2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (c) the termination of a Pension Plan subject to Title IV of ERISA, the filing of a notice of intent to terminate a Pension Plan subject to Title IV of ERISA, or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate a Pension Plan by the PBGC; or (e) any other event or condition which would constitute grounds under Section 4042 (a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan subject to such Section 4042(a); or (f) the partial or complete withdrawal of a Borrower or any ERISA Affiliate from a Multiemployer Plan; or
(g) the imposition of a Lien pursuant to Section 412 of the IRC or Section 302 of ERISA; or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

     "Unfunded Capital Expenditures" shall mean Capital Expenditures during the applicable period of determination minus increases in Purchase Money Indebtedness and offsetting cash sales of capital equipment, all determined in accordance with generally accepted accounting principles applied on a consistent basis.

     "Unsubordinated Liabilities" means, with respect to any Person, all Indebtedness as defined in clause (i) of the definition of "Indebtedness" but excluding any Subordinated Debt.

Any accounting terms used in this Agreement that are not specifically defined herein shall have the meanings customarily given to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement, except that references in Article 5 to such principles shall be deemed to refer to such principles as in effect on the date of the financial statements delivered pursuant thereto. Any reference to "Griffon and its Subsidiaries" shall mean Griffon and its Subsidiaries on a consolidated basis.

Article 2 Commitments; Loans.

     Section 2.1.Loans.

     Each Bank hereby severally agrees, on the terms and subject to the conditions of this Agreement, to make loans to Griffon and/or Telephonics (each a "Loan" and, as the context may require, collectively with all other Loans of such Bank and with the Loans of all other Banks to Griffon and/or Telephonics, the "Loans") from time to time on any Business Day during the Revolving Credit Period to and including the Commitment Termination Date, or, if the Commitment Termination Date has been extended in accordance with the terms of Section 2.8(b) of this Agreement, the Termination Date; provided, that, after giving effect thereto (i) such Bank's Revolving Exposure would not exceed such Bank's Commitment as then in effect, (ii) the Aggregate Telephonics Revolving Exposure would not exceed the Aggregate Telephonics Revolving Commitment as then in effect, (iii) the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment as then in effect and (iv) such Bank's Telephonics Revolving Exposure would not exceed such Bank's Telephonics Sublimit Commitment as then in effect,. Subject to the terms of this Agreement, during the Revolving Credit Period the Borrowers may borrow, repay (provided that repayment of Eurodollar Loans shall be subject to the provisions of Section 2.22 hereof) and reborrow up to the amount of each Bank's Commitment, the Aggregate Revolving Commitment and in the case of Telephonics the Aggregate Telephonics Revolving Commitment (in each case after giving effect to the mandatory and voluntary reductions required and permitted herein) by means of Prime Rate Loans or Eurodollar Loans, and during such period and thereafter until the date of the payment in full of all of the Loans, the Borrowers may convert Loans of one type into Loans of another type (as provided in section 2.17 hereof). IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE TELEPHONICS SUBLIMIT COMMITMENT IS A SUBLIMIT OF THE COMMITMENT AND THAT IN NO EVENT SHALL (I) ANY BANK'S TOTAL REVOLVING EXPOSURE WITH RESPECT TO GRIFFON AND TELEPHONICS EXCEED SUCH BANK'S COMMITMENT, OR (II) SHALL THE AGGREGATE REVOLVING EXPOSURE WITH RESPECT TO GRIFFON AND TELEPHONICS EXCEED THE AGGREGATE REVOLVING COMMITMENT.

     Section 2.2. Notices Relating to Loans.

     To the extent Griffon requests a termination or reduction of the Commitments, or to the extent Telephonics requests a termination or reduction of the Aggregate Telephonics Revolving Commitment or to the extent either Borrower requests that the Banks make a Loan to such Borrower, or to the extent either Borrower requests a conversion and prepayment of a Loan, the applicable Borrower shall give the Administrative Agent written notice of each such event and to the extent same involves a Eurodollar Loan, the duration of each Interest Period applicable to each such Eurodollar Loan (in each case, a "Borrowing Notice"); provided, that, it is expressly agreed that (i) only Griffon shall be authorized to furnish a Borrowing Notice with respect to a termination or reduction of the Commitments (other than a reduction in the Commitments solely as a result of a reduction or termination of the Aggregate Telephonics Revolving Credit Commitment), or a Loan to be made to Griffon, or a conversion or prepayment of a Loan made to Griffon, and (ii) only Telephonics shall be authorized to furnish a Borrowing Notice with respect to a termination or reduction of the Aggregate Telephonics Revolving Commitment, or a Loan to be made to Telephonics, or a conversion or prepayment of a Loan made to Telephonics. Each such written notice shall be executed and acknowledged by the applicable Borrower, shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 11 a.m., New York City time, on the date that is:

     (a) in the case of each notice of termination or reduction and each notice of borrowing or prepayment of, or conversion into, Prime Rate Loans, the same as the date of the related termination, reduction, borrowing, prepayment or conversion; and

     (b) in the case of each notice of borrowing or prepayment of, or conversion into, Eurodollar Loans, or the duration of an Interest Period for Eurodollar Loans, three (3) Eurodollar Business Days prior to the date of the related borrowing, prepayment, or conversion or the first day of such Interest Period.

Each such notice of termination or reduction shall specify the amount thereof. Each such notice of borrowing, conversion or prepayment shall specify the amount (subject to Section 2.1 hereof) and type of Loans to be borrowed, converted or prepaid (and, in the case of a conversion, the type of Loans to result from such conversion), the date of borrowing, conversion or prepayment (which shall be:
(x) a Business Day in the case of each borrowing or prepayment of Prime Rate Loans and (y) a Eurodollar Business Day in the case of each borrowing or prepayment of Eurodollar Loans and each conversion of or into a Eurodollar
Loan). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.

     Section 2.3. Disbursement of Loan Proceeds.

     (a) Each Borrower shall give the Administrative Agent notice of each borrowing hereunder as provided in Section 2.2 hereof. Upon receipt of each Borrowing Notice, the Administrative Agent shall promptly notify each Bank thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Bank will make the amount of its Revolving Percentage of the requested Loans available to the Administrative Agent for the account of the applicable Borrower at the Payment Office not later than 2:00 p.m. on the relevant Borrowing Date specified for each borrowing hereunder, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, be made available on such date to the applicable Borrower by the Administrative Agent at the Payment Office by crediting the account of such Borrower on the books of the Administrative Agent at such office with the aggregate of said amounts (in like funds) received by the Administrative Agent.

     (b) Unless the Administrative Agent shall have confirmed that prior to its funding of a Loan it received notice from a Bank (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Bank will not make available to the Administrative Agent such Bank's share of the requested Loans, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section and, in reliance upon such assumption, make available to the applicable Borrower on such Borrowing Date a corresponding amount. If and to the extent such Bank shall not have so made such share available to the Administrative Agent, such Bank and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to such Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of such Borrower, the interest rate otherwise applicable to such Loan, and, in the case of such Bank, at a rate of interest per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation. If such Bank shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Bank's Loan as part of the relevant borrowing for purposes of this Agreement.

     Section 2.4. Notes.

     (a) The Loans made by the Banks shall be evidenced by separate promissory notes of each Borrower payable to each Bank (each, a "Note" and collectively, the "Notes"), each in substantially the form of Exhibit A hereto. Each Note shall be dated the date of this Agreement, shall be payable to the order of such Bank and (i) in the case of the Note made by Griffon shall be in a principal amount equal to such Bank's Commitment as originally in effect and (ii) in the case of the Note made by Telephonics shall be in a principal amount equal to such Telephonics Sublimit Commitment. Each Note shall also otherwise be duly completed. The Notes shall be payable as provided in Sections 2.1 and 2.5 hereof.

     (b) Each Bank shall enter on a schedule attached to its Note a notation with respect to each Loan made hereunder of: (i) the date and principal amount thereof, (ii) each payment and prepayment of principal thereof, (iii) whether the interest rate is initially to be determined in accordance with subsection 2.6(a) (i) or 2.6(a) (ii) hereof, and (iv) the Interest Period, if applicable. The failure of any Bank to make a notation on the schedule to its Note as aforesaid shall not limit or otherwise affect the obligation of either Borrower to repay the Loans in accordance with their respective terms as set forth herein.

     (c) The Notes executed by Griffon in connection with this Agreement payable to the order of each Existing Bank shall amend, restate, replace and supersede the promissory notes made by Griffon to the order of each such Bank in connection with the Original Agreement.

     (d) The Notes executed by Telephonics in connection with this Agreement payable to the order of Fleet and Chase shall amend, restate, replace and supersede the promissory notes made by Telephonics to the order of each such Bank in connection with the each such Bank's prior lending relationship with Telephonics.

     Section 2.5. Repayment of Principal of Loans.

     (a) The Commitments of the Banks to make additional Loans shall terminate on the Commitment Termination Date or, if the Commitment Termination Date has been extended in accordance with the terms of this Agreement, on the Termination Date, and each Borrower shall pay to each Bank the Revolving Exposure owing to such Bank outstanding on the close of business on such date.

     (b) The Extensions of Credit: (i) shall be repaid as and when necessary to cause the aggregate principal amount of the Aggregate Revolving Exposure outstanding not to exceed each Bank's Commitment, as reduced pursuant to Section
2.8 hereof, and (ii) may be repaid at any time and from time to time, in whole or in part, without premium or penalty (except as otherwise provided in Section
2.22 hereof), upon prior written notice to each Bank as provided in Section 2.2 hereof, in a minimum amount of $500,000 and in integral multiples of $100,000 in the case of Prime Rate Loans, and in a minimum amount of $2,000,000 and in integral multiples of $100,000 in the case of Eurodollar Loans, except as otherwise provided in Section 2.11 hereof, and any amount so repaid may, subject to the terms and conditions hereof, including the borrowing limitation imposed by the Commitments, be reborrowed hereunder during the Revolving Credit Period; provided, however, that: (A) Eurodollar Loans may be repaid only on the last day of an Interest Period for such Loans, and (B) all repayments of Loans or any portion thereof shall be made together with payment of all interest accrued on the amount repaid through the date of such repayment.

     (c) Except as set forth in Sections 2.18, 2.19 and 2.21 hereof, all payments and repayments of Loans made pursuant to the terms hereof shall be applied first to Prime Rate Loans, and shall be applied to Eurodollar Loans only to the extent any such payment exceeds the principal amount of Prime Rate Loans outstanding at the time of such payment.

     (d) A Borrower may request a Eurodollar Loan only if compliance with subsection 2.8(b) hereof (with the payments provided for therein being applied in accordance with subsection 2.5(c) hereof) would not result in any portion of the principal amount of such Eurodollar Loan being paid prior to the last day of the Interest Period applicable thereto.

     Section 2.6. Interest.

     (a) For all Loans each Borrower agrees to pay to the Administrative Agent, for the account of the Banks in accordance with each Bank's Revolving Percentage, interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan until such Loan shall be paid in full, at the following rates per annum:

          (i) During such periods that such Loan is a Prime Rate Loan, the Prime Rate plus the Applicable Margin; and

          (ii) During such periods that such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Fixed Rate for such Loan for such Interest Period plus the Applicable Margin.

     (b) Notwithstanding the foregoing, each Borrower shall pay interest on any Loan or any installment thereof, and on any other amount payable by such Borrower hereunder (to the extent permitted by law) that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at the applicable Post-Default Rate.

     (c) Except as provided in the next sentence, accrued interest on each Loan shall be payable: (i) in the case of a Prime Rate Loan, monthly in arrears on the Monthly Dates, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period for such Loan (and, if such Interest Period exceeds three months in duration, on the last day of each three-month period occurring during such Interest Period) and (iii) in the case of any Loan, upon the payment or prepayment thereof or the conversion thereof into a Loan of another type (but only on the principal so paid, prepaid or converted). Interest that is payable at the Post-Default Rate shall be payable from time to time on demand of any Bank. Promptly after the establishment of any interest rate provided for herein or any change therein, the Administrative Agent will notify a Borrower thereof, provided that the failure to so notify a Borrower shall not affect the obligations of either Borrower hereunder or under any of the Notes in any respect.

     (d) Anything in this Agreement or any of the Notes to the contrary notwithstanding, the obligation of the Borrowers to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to any Bank to the extent that such Bank's receipt thereof would not be permissible under the law or laws applicable to such Bank limiting rates of interest that may be charged or collected by such Bank. Any such payments of interest that are not made as a result of the limitation referred to in the preceding sentence shall be made by the applicable Borrower(s) to such Bank on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to such Bank limiting rates of interest that may be charged or collected by such Bank. Such deferred interest shall not bear interest.

     Section 2.7. Fees.

     (a) Griffon agrees to pay to the Administrative Agent, for the account of the Banks in accordance with each Bank's Revolving Percentage, a commitment fee (the "Commitment Fee"), at a rate per annum equal to .25% on the average daily unused Aggregate Revolving Commitment. The accrued Commitment Fee shall be payable quarterly in arrears on the Quarterly Dates, commencing January 1, 2002 to and including (i) the earlier of the date such Bank's Commitment is terminated or the Commitment Termination Date, or (ii) if the Commitment Termination Date has been extended in accordance with the terms of Section 2.8(b) of this Agreement, the earlier of the date such Bank's Commitment is terminated or the Termination Date, and, in the event the Commitments are reduced as provided in section 2.8 hereof, on the effective date of such reduction.

     (b) Simultaneously with the execution and delivery of this Agreement, the Borrowers shall pay to the Administrative Agent, for the account of the Banks in accordance with each Bank's Revolving Percentage, a non-refundable facility fee (the "Facility Fee") in an amount equal to Three Hundred Twenty Thousand Dollars ($320,000.00) in the aggregate.

     (c) Each Borrower agrees to pay commissions (the "Letter of Credit Fees") with respect to the Letters of Credit for its account for the period from and including the date of issuance of each thereof through the expiration date in accordance with the following:

          (i) In the case of Letters of Credit, at a rate per annum equal to 1.25% on the average daily maximum amount available under any contingency to be drawn under such Letter of Credit (but in no event less than $1,000), such commissions to be payable to the Applicable L/C Fee Distributor for the account of the Banks in accordance with each Bank's Revolving Percentage. Letter of Credit Fees on account of Letters of Credit shall be
     (i) calculated on the basis of a 360-day year for the actual number of days elapsed and (ii) payable on (x) the date hereof in the case of the Fleet L/Cs and the Chase L/Cs, each for the period beginning on the date hereof to the next Quarterly Date, (y) the date of issuance of such Letter of Credit, in each case for the period beginning on the date of such issuance to the next Quarterly Date and (z) with respect to each Letter of Credit, quarterly in advance on each Quarterly Date of each year, commencing on the first such day following the date of this Agreement, and on the date that the Commitments shall expire.

          (ii) With respect to each Letter of Credit and in addition to the Letter of Credit Fees, the requesting Borrower agrees to pay to the Issuer, for its own account, its standard fees and charges customarily charged to customers similar to such Borrower with respect to any Letter of Credit.

     (d) The Commitment Fee, the Facility Fee and the Letter of Credit Fees are hereinafter sometimes referred to individually as a "Fee" and collectively as the "Fees".

     Section 2.8. Changes in Commitment.

     (a) Subject to Section 2.15 hereof, Griffon shall be entitled to terminate or reduce the Banks' Commitments and Telephonics shall be entitled to terminate or reduce the Aggregate Telephonics Revolving Commitment provided that the applicable Borrower shall give notice of such termination or reduction to the Administrative Agent as provided in Section 2.2 hereof and that any partial reduction of the Commitments shall be in an aggregate amount equal to $500,000 or an integral multiple thereof. Any such termination or reduction shall be permanent and irrevocable.


     (b) At the option of the Borrowers, to be exercised on the Commitment Termination Date, provided that the Borrowers can satisfy the conditions set forth in Section 4.3 hereof as if an Extension of Credit were being made on such date, in lieu of paying the outstanding Extensions of Credit on such date, the Borrowers may elect to extend the Commitment Termination Date on the decreasing basis as provided in the definition of "Commitment" and in such event the Commitment Termination Date shall be deemed to have been extended for purposes of this Agreement and the Commitments shall be deemed to automatically decrease as provided in the definition of "Commitment." The Borrowers shall give notice of its intention to exercise such option by delivering a written notice to the Administrative Agent on, or at any time prior to 10 days of the Commitment Termination Date. If the Commitment Termination Date has been extended in accordance with this Section 2.8(b), on the Commitment Termination Date and on each Quarterly Reduction Date thereafter, if, the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment as then required to be reduced, within one Business Day of the first day there exists such excess Griffon shall make payment to the Administrative Agent (to be distributed in accordance with the terms of Section 2.15 of this Agreement) in an amount equal to such excess together with any amounts payable pursuant to Section 2.22 in connection therewith.

     (c) If on the date of any reduction of the Aggregate Revolving Commitment, the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment after giving effect to such reduction and, if the Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, the Borrowers shall deposit into a cash collateral account an amount in cash which would cause the balance on deposit in the cash collateral account to equal or exceed the Letter of Credit Exposure of all Lenders.

     (d) If on the date of any reduction of the Aggregate Telephonics Revolving Commitment, the Aggregate Telephonics Revolving Exposure exceeds the Aggregate Telephonics Revolving Commitment after giving effect to such reduction and, if the Telephonics Loans have been paid in full and the Telephonics Letter of Credit Exposure of all Banks is greater than zero, Telephonics shall deposit into a cash collateral account an amount in cash which would cause the balance on deposit in the cash collateral account to equal or exceed the Telephonics Letter of Credit Exposure of all Banks.

     Section 2.9. Use of Proceeds of Loans; Existing Indebtedness.

     (a) The proceeds of Loans made to Telephonics shall refinance certain obligations of Telephonics in the aggregate amount of $19,800,000 owing to Fleet, Chase and Citibank, N.A. and the proceeds of the other Extensions of Credit hereunder may be used by the Borrowers solely for such Borrower's working capital purposes and for other corporate purposes permitted hereunder (including, without limitation, Permitted Acquisitions and the repurchase, redemption, retirement or acquisition of Griffon's capital stock not prohibited by Section 7.5 hereof).

     (b) With respect to all loans outstanding under the Original Agreement, Griffon shall pay to each Existing Bank on the date hereof, the then outstanding principal balance of each such loan, if any, together with all accrued and unpaid interest with respect thereto. With respect to all loans owing to a Bank by Telephonics as of the date of this Agreement, Telephonics shall pay to each appropriate Bank on the date hereof, the then outstanding principal balance of each such loan, if any, together with all accrued and unpaid interest with respect thereto.

     Section 2.10. Computations.

     Interest on all Loans and each Fee shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

     Section 2.11. Minimum Amounts of Borrowings, Conversions, Prepayments and Interest Periods.

     Except for borrowings, conversions and prepayments that exhaust the full remaining amount of the Aggregate Revolving Commitment (in the case of borrowings) or result in the conversion or prepayment of all Loans of a particular type (in the case of conversions or prepayments) or conversions made pursuant to Section 2.18 or Section 2.20 hereof, each borrowing from each Bank, each conversion of Loans of one type into Loans of another type and each prepayment of principal of Loans hereunder shall be in an amount at least equal to $500,000 and in integral multiples of $100,000 in the case of Prime Rate Loans, and in an amount at least equal to $2,000,000 and in integral multiples of $100,000 in the case of Eurodollar Loans (borrowings, conversions and prepayments of different types of Loans at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each type).

     Section 2.12. Time and Method of Payments.

     (a) Except as provided below, all payments of principal, interest, Fees and other amounts (including indemnities) to be paid by a Borrower under the Loan Documents or payable by a Borrower hereunder shall be made in Dollars, in immediately available funds, shall be made to the Administrative Agent, prior to 11:00 a.m. on the date such payment is due, for the account of the applicable Credit Party at the Payment Office, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. The failure of either Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m. on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Revolving Loans. As between each Borrower and each Credit Party, any payment by a Borrower to the Administrative Agent for the account of such Credit Party shall be deemed to be payment by such Borrower to such Credit Party. Notwithstanding the foregoing, (i) all payments pursuant to Sections 2.18, 2.22, 9.1 and 9.2 shall be paid directly to the Credit Party entitled thereto and (ii) all payments pursuant to Section 2.7(c)(i) shall be made to the Applicable L/C Fee Distributor for the account of and distribution to the Credit Parties. Furthermore, the Administrative Agent and any Bank for whose account any such payment is to be made may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of either Borrower with the Administrative Agent or such Bank, as the case may be. If any payment under the Loan Documents shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided with respect to Interest Periods) shall be extended to the next Business Day and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day would be after the Commitment Termination Date (or, if the Commitment Termination Date has been extended in accordance with the terms of Section 2.8(b) of this Agreement, the Termination Date), such payment shall instead be due on the immediately preceding Business Day. Additional provisions relating to payments are set forth in Section 9.3 hereof.

     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (A) first, towards payment of interest and fees then due under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (B) second, towards payment of principal then due under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

     Section 2.13. Lending Offices.

     The Loans of each type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type.

     Section 2.14. Failure to Fund.

     The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its respective obligations to make its Loans on such date, but no Bank shall be responsible for the failure of any other Bank to make Loans to be made by such other Bank.

     Section 2.15. Pro Rata Treatment Between Banks.

     Notwithstanding anything to the contrary provided herein: (i) each borrowing from the Banks under Section 2.1 hereof will be made from the Banks and each payment of each Fee shall be made to the Banks pro rata according to each Bank's Revolving Percentage (without giving effect to the termination thereof, whether pursuant to subsection 2.5 (a), Article 8 or otherwise); (ii) each partial reduction of the Commitments shall be applied to the Commitments of the Banks pro rata according to each Bank's Revolving Percentage; (iii) each conversion of Loans of a particular type under Section 2.17 hereof (other than conversions provided for by Section 2.20 or 2.21 hereof) will be made pro rata among the Banks holding Loans of such type according to the respective principal amounts of such Loans held by such Banks; (iv) each payment and prepayment of principal of or interest on Extensions of Credit of a particular type will be made to the Banks pro rata in accordance with the respective unpaid principal amounts of such Extensions of Credit held by such Banks; and (v) each borrowing from the Banks under Section 2.1 hereof will be made from the Banks at the same Interest Period (if applicable) with respect to each such borrowing.

     Section 2.16. Sharing of Payments, and Set-Off Among Banks.

     Each Borrower  hereby  agrees that, in addition to (and without  limitation
of) any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it at any of its offices against any Revolving Exposure hereunder, or any Fee or other amount payable to it, that is not paid when due (regardless of whether such balances are then due to such Borrower), in which case it shall promptly notify a Borrower and the other Banks thereof, provided that its failure to give such notice shall not affect the validity thereof. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or participations in LC Disbursements resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other applicable Bank, then the applicable Bank receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other applicable Banks to the extent necessary so that the benefit of all such payments shall be shared by the applicable Banks ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans and participations in LC Disbursements, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of such Loan Party in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of either Borrower.

     Section 2.17. Conversions of Loans.

     Each Borrower shall have the right to convert Loans of one type into Loans of another type from time to time, provided that: (i) such Borrower shall give the Administrative Agent notice of each such conversion as provided in Section
2.2 hereof; (ii) Eurodollar Loans may be converted only on the last day of an Interest Period for such Loans; and (iii) except as required by Sections 2.18 or
2.21 hereof, no Prime Rate Loan may be converted into a Eurodollar Loan if on the proposed date of conversion a Default or an Event of Default exists. The Administrative Agent shall use its best efforts to notify a Borrower of the effectiveness of such conversion, and the new interest rate to which the converted Loans are subject, as soon as practicable after the conversion; provided, however, that any failure to give such notice shall not affect either Borrower's obligations, or the Banks' or the Administrative Agent's rights and remedies, hereunder in any way whatsoever.

     Section 2.18. Additional Costs; Capital Requirements.

     (a) In the event that any existing or future law or regulation, guideline or interpretation thereof, by any court or administrative or governmental authority charged with the administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority shall impose, modify or deem applicable or result in the application of, any capital maintenance, capital ratio or similar requirement against loan commitments made by any Bank hereunder, and the result of any event referred to above is to impose upon any Bank or increase any capital requirement applicable as a result of the making or maintenance off such Bank's Commitment or the obligation of either Borrower hereunder with respect to such Commitment (which imposition of capital requirements may be determined by each Bank's reasonable allocation of the aggregate of such capital increases or impositions), then, upon demand made by such Bank as promptly as practicable after it obtains knowledge that such law, regulation, guideline, interpretation, request or directive exists and determines to make such demand, each Borrower shall immediately pay to such Bank from time to time as specified by such Bank additional commitment fees which shall be sufficient to compensate such Bank for such imposition of or increase in capital requirements together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate. A certificate setting forth in reasonable detail the amount necessary to compensate such Bank as a result of an imposition of or increase in capital requirements submitted by such Bank to a Borrower shall be conclusive, absent manifest error, as to the amount thereof. For purposes of this Section 2.18: (i) in calculating the amount necessary to compensate any Bank for any imposition of or increase in capital requirements, such Bank shall be deemed to be entitled to a rate of return on capital (after federal, state and local taxes) of fifteen percent per annum, and (ii) all references to any "Bank" shall be deemed to include any participant in such Bank's Commitment.

     (b) In the event that any Regulatory Change shall: (i) change the basis of taxation of any amounts payable to any Bank under this Agreement or the Notes in respect of any Loans including, without limitation, Eurodollar Loans (other than taxes imposed on the overall net income of such Bank for any such Loans by the United States of America or the jurisdiction in which such Bank has its Principal Office); or (ii) impose or modify any reserve, Federal Deposit
Insurance Corporation premium or assessment, special deposit or similar requirements relating to any Extensions of Credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "Fixed Base Rate" in Article 1 hereof); or (iii) impose any other conditions affecting this Agreement in respect of Loans, including, without limitation, Eurodollar Loans (or any of such extensions of credit, assets, deposits or liabilities); and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase such Bank's costs of making or maintaining any Loans, including, without limitation, Eurodollar Loans, or its Commitment, or to reduce any amount receivable by such Bank hereunder in respect of any of its Eurodollar Loans, or its Commitment, or to increase the cost to any Bank of issuing or maintaining the Letters of Credit or participating therein, as the case may be (such increases in costs and reductions in amounts receivable are hereinafter referred to as "Additional Costs") in each case, only to the extent that such Additional Costs are not included in the Fixed Base Rate applicable to such Eurodollar Loans, then, upon demand made by such Bank as promptly as practicable after it obtains knowledge that such a Regulatory Change exists and determines to make such demand, each Borrower shall pay to such Bank from time to time as specified by such Bank, additional commitment fees or other amounts which shall be sufficient to compensate such Bank for such increased cost or reduction in amounts receivable by such Bank from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate. All references to any "Bank" shall be deemed to include any participant in such Bank's Commitment.

     (c) Without limiting the effect of the foregoing provisions of this Section 2.18, in the event that, by reason of any Regulatory Change, any Bank either:
(i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Bank so elects by notice to a Borrower (with a copy to the other Banks), the obligation of such Bank to make, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Loans of such type then outstanding shall be converted into Prime Rate Loans or into Eurodollar Loans of another duration, as the case may be, in accordance with Sections 2.17 and 2.21 hereof).

     (d) Determinations by any Bank for purposes of this Section 2.18 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be set forth in writing in reasonable detail and shall be conclusive, absent manifest error.

     Section 2.19. Limitation on Types of Loans.

     Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any Eurodollar Loans for any Interest Period therefor, the Administrative Agent or any Bank determines (which determination shall be conclusive):

     (a) by reason of any event affecting the Eurodollar interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans under this Agreement; or

     (b) the rates of interest referred to in the definition of "Fixed Base Rate" in Article 1 hereof upon the basis of which the rate of interest on any Eurodollar Loans for such period is determined, do not accurately reflect the cost to the Banks of making or maintaining such Loans for such period;

then the Administrative Agent or such Bank, as the case may be, shall give a Borrower and the other Banks prompt notice thereof (and shall thereafter give a Borrower and such other Banks prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, the Banks shall be under no obligation to make Loans of such type or to convert Loans of any other type into Loans of such type and each Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type either prepay such Loans in accordance with Section 2.8 hereof or convert such Loans into Loans of another type in accordance with Section 2.17 hereof.

     Section 2.20. Illegality.

     Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to: (i) honor its obligation to make Eurodollar Loans hereunder, or (ii) maintain Eurodollar Loans hereunder, then such Bank shall promptly notify a Borrower thereof (with a copy to the other Banks), describing such illegality in reasonable detail (and shall thereafter promptly notify a Borrower and the other Banks of the cessation, if any, of such illegality), and such Bank's obligation to make Eurodollar Loans and to convert other types of Loans into Eurodollar Loans hereunder shall, upon written notice given by such Bank to a Borrower, be suspended until such time as such Bank may again make and maintain Eurodollar Loans and such Bank's outstanding Eurodollar Loans shall be converted into Prime Rate Loans in accordance with Sections 2.17 and 2.21 hereof.

     Section 2.21. Certain Conversions pursuant to Sections 2.18 and 2.20.

     If the Loans of any Bank of a particular type (Loans of such type are hereinafter referred to as "Affected Loans" and such type is hereinafter referred to as the "Affected Type") are to be converted pursuant to Section 2.18 or 2.20 hereof, such Bank's Affected Loans shall be converted into Prime Rate

Loans, or Eurodollar Loans of another type, as the case may be (the "New Type Loans") on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a conversion required by subsection 2.18(c) or Section 2.20 hereof, on such earlier date as such Bank may specify to a Borrower with a copy to the other Banks) and, until such Bank gives notice as provided below that the circumstances specified in Section 2.18 or 2.20 hereof that gave rise to such conversion no longer exist:

     (a) to the extent that such Bank's Affected Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Affected Loans shall be applied instead to its New Type Loans; and

     (b) all Loans that would otherwise be made by such Bank as Loans of the Affected Type shall be made instead as New Type Loans and all Loans of such Bank that would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) New Type Loans.

     Section 2.22. Indemnity.

     Each Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any of the following:

     (a) the failure of such Borrower to borrow a Eurodollar Loan after agreement shall have been reached on the amount, interest rate and Interest Period thereof;

     (b) the receipt or recovery by such Bank, whether by voluntary prepayment, acceleration or otherwise, of all or any part of a Eurodollar Loan prior to the last day of an Interest Period applicable thereto; or

     (c) the conversion, prior to the last day of an applicable Interest Period, of a Eurodollar Loan into a Prime Loan.

     Without limiting the effect of the foregoing, the amount to be paid by such Borrower to such Bank in order to so indemnify such Bank for any loss occasioned by any of the events described in the preceding paragraph, and as liquidated damages therefor, shall be equal to the excess, discounted to its present value as of the date paid to such Bank, of (i) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the "Indemnity Period") commencing with the date of such receipt, recovery, conversion, or failure to borrow to the last day of the applicable Interest Period for such Eurodollar Loan at the rate of interest applicable to such Loan (or the rate of interest agreed to in the case of a failure to borrow) provided for herein (prior to default) over (ii) the amount of interest which would be earned by such Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or not borrowed at the rate per annum determined by such Bank as the rate it would bid in the London interbank market for a deposit of eurodollars in an amount approximately equal to such principal amount for a period of time comparable to the Indemnity Period.

     A certificate as to any additional amounts payable pursuant to this Section
2.22 setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by such Bank set forth therein if made reasonably and in good faith. Each Borrower shall pay any amounts so certified to it by such Bank within 10 days of receipt of any such certificate. For purposes of this Section 2.22, all references to the "Bank" shall be deemed to include any participant in such Bank's Commitment and/or Loans.

     The indemnities set forth herein shall survive payment in full of all Eurodollar Loans and all other Loans made pursuant to this Agreement.

     Section 2.23. Security.

     (a) In order to secure the due payment and performance by the Borrowers of the Obligations Griffon:

          (A) Has granted to the Administrative Agent for the ratable benefit of the Banks a first Lien on, and pledge to the Administrative Agent for the ratable benefit of the Banks, all of the issued and outstanding shares of the capital stock of Clopay by the execution and delivery to the Administrative Agent of a Pledge Agreement dated August 31, 1999 (which is hereby confirmed in all respects); it being expressly agreed that the grant of a Lien on, and pledge to the Administrative Agent for the ratable benefit of the Banks of, all of the issued and outstanding shares of the capital stock of Telephonics pursuant to the Original Agreement is being released contemporaneously with the effectiveness of this Agreement; provided, that, same is subject to being reinstated pursuant to Section 2.23(a)(C) hereof;

          (B) Shall grant, or cause each of its Subsidiaries to grant, to the Administrative Agent a first Lien on, and pledge to the Administrative Agent for the ratable benefit of the Banks, all of the issued and outstanding shares of the capital stock of any Eligible Business acquired after the date hereof in a Permitted Acquisition, provided that the foregoing terms of this subsection (B) in respect of Subsidiaries of Clopay and of Telephonics shall be subject to the terms of the proviso at the conclusion of subsection (c) of the definition of "Permitted Acquisition";

          (C) At any time the Aggregate Revolving Exposure exceeds $130,000,000, shall grant to the Administrative Agent a first Lien on, and pledge to the Administrative Agent for the ratable benefit of the Banks, all of the issued and outstanding shares of the capital stock of Telephonics, such grant of Lien and pledge to thereafter remain in effect regardless of whether the Aggregate Revolving Exposure falls below such $130,000,000; and

          (D) Shall execute and deliver or cause to be executed and delivered such other agreements, instruments and documents as the Administrative Agent or any Bank may reasonably require in order to effect the purposes of the Pledge Agreement, this Section 2.23 and this Agreement.

     (b) All of the agreements, instruments and documents provided for or referred to in this Section 2.23 are hereinafter sometimes referred to collectively as the "Security Documents".

     Section 2.24. Letters of Credit.

     (a) Availability; Procedure. Either Borrower may request the Issuer to issue standby letters of credit (the "Letters of Credit"; each, individually, a "Letter of Credit;" which term, as used herein, shall include the Chase L/Cs and Fleet L/Cs) during the period from the date hereof through the Commitment Termination Date, or, if the Commitment Termination Date has been extended in accordance with the terms of Section 2.8(b) of this Agreement, through the Termination Date, provided that (i) immediately after the issuance of each Letter of Credit the Letter of Credit Exposure of all Lenders would not exceed the Letter of Credit Commitment, (ii) the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment, (iii) the Aggregate Telephonics Revolving Exposure would not exceed the Aggregate Telephonics Revolving Commitment and (iv) the issuance, amendment, renewal or extension of any Letter of Credit shall be in the reasonable discretion of the Issuer and in no event shall any Letter of Credit be issued unless the issuance thereof is consistent with the Issuer's policies and procedures for standby letters of credit. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the requesting Borrower shall at least three Business Days prior to the requested date thereof issuance, hand deliver or telecopy (if by telecopy it shall be confirmed promptly, and in any event within five Business Days) to the Issuer, the Applicable L/C Fee Distributor and the Administrative Agent a notice (which shall be irrevocable) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (A) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (B) the name and address of the beneficiary thereof, (C) the date on which such Letter of Credit is to expire (which shall comply with paragraph (b) of this Section), (D) such Borrower's proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (E) the maximum amount to be available under such Letter of Credit and (F) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice shall be accompanied by a duly completed application for such Letter of Credit on such forms as may be made available from time to time by the Issuer and such other certificates, documents (including a reimbursement agreement) and other information as may be required by the Issuer in accordance with its customary procedures (collectively, the "Letter of Credit Documentation"). Upon receipt of such notice from such Borrower, the Applicable L/C Fee Distributor shall promptly notify each Bank thereof. Subject to the satisfaction of the terms and conditions of this Agreement, the Issuer shall issue each requested Letter of Credit. In the event of any conflict between the provisions of this Agreement and any Letter of Credit Documentation, the provisions of this Agreement shall control. Notwithstanding the foregoing, with respect to the Chase L/Cs, the applicable Borrower shall only be required to notify the Administrative Agent as to an Amendment of a Chase L/C if same involves an increase in the amount thereof or a renewal or extension of the expiration date thereof.

     (b) Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars, (ii) be issued for the account of the requesting Borrower and in support of obligations, contingent or otherwise, of such Borrower arising in the ordinary course of its business, and (iii) have an expiration date which shall be not later than the earlier of five Business Days before the Commitment Termination Date or, if the Commitment Termination Date has been extended in accordance with the terms of Section 2.8(b) of this Agreement, five Business Days before the Termination Date, provided that the expiration date of such Letter of Credit may be extended or such Letter of Credit may be renewed (but not beyond the Commitment Termination Date or Termination Date, as applicable, as aforesaid), provided, further, that any renewal, or any extension of any expiry date, of a Letter of Credit shall constitute the issuance of such Letter of Credit for all purposes of this Agreement.

     (c) Letter of Credit Participations. Immediately upon the issuance of a Letter of Credit (and in the case of the Chase L/Cs and Fleet L/Cs, upon the effectiveness of this Agreement), the Issuer shall be deemed to have sold and transferred to each Bank, and each Bank shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's Revolving Percentage thereof, in such Letter of Credit and the obligations of such Borrower with respect thereto and any security therefor and any guaranty pertaining thereto at any time existing.

     (d) Drawings on Letters of Credit. The Issuer shall promptly notify (i) each Bank of the Issuer's receipt of a drawing request under any Letter of Credit, stating the amount of such Bank's Revolving Percentage of such drawing request and the date on which such request will be honored and (ii) the Administrative Agent and a Borrower of the amount of such drawing request and the date on which such request will be honored. Any failure of the Issuer to give or any delay in the Issuer's giving any such notice shall not release or diminish the obligations of the Borrower or any Bank hereunder. In determining whether to pay under any Letter of Credit, the Issuer shall have no obligation to any Bank or either Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. In the absence of gross negligence or willful misconduct on the part of the Issuer, the Issuer shall have no liability to any Bank or either Borrower for any action taken or omitted to be taken by it under or in connection with any Letter of Credit, including any such action negligently taken or negligently omitted to be taken by it.

     (e) Reimbursement. The Borrower that is the account party under a Letter of Credit shall pay to the Administrative Agent for the account of the Issuer on demand therefor, in Dollars in immediately available funds, the amount of all Reimbursement Obligations owing to the Issuer under any such Letter of Credit, together with interest thereon until paid (i) a rate per annum during the period commencing on the first date there exists such a Reimbursement Obligation until five Business Days thereafter, equal to the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Rate Loans and (ii) beginning with the date that is five Business Days after the first date there exists such a Reimbursement Obligation and thereafter until paid in full, equal to the Post-Default Rate, in each case irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against the Issuer or any other Person. In the event that the Issuer makes any payment under any Letter of Credit and such Borrower shall not have repaid such amount to the Issuer when due, the Issuer shall promptly notify each Bank of such failure, and each Bank shall promptly and unconditionally pay to the Administrative Agent, for the account of the Issuer, the amount of such Bank's Revolving Percentage of such payment in Dollars in immediately available funds on the Business Day the Issuer so notifies such Bank if such notice is given prior to 12:00 Noon or, if such notice is given after 12:00 Noon, such Bank shall make its Revolving Percentage of such payment available to the Issuer prior to 12:00 Noon on the next succeeding Business Day.

     (f) Banks' Obligations. If and to the extent any Bank shall not make such Bank's Revolving Percentage of any Reimbursement Obligations available to the Issuer when due in accordance with Section 2.24(e), such Bank agrees to pay interest to the Issuer on such unpaid amount for each day from the date such payment is due until the date such amount is paid in full to the Issuer at the Federal Funds Rate until (and including) the third Business Day after the date due and thereafter at the Prime Rate. The obligations of the Banks under this
Section 2.24(f) are several and not joint or joint and several, and the failure of any Bank to make available to the Issuer its Revolving Percentage of any Reimbursement Obligations when due in accordance with Section 2.24(e) shall not relieve any other Bank of its obligation hereunder to make its Revolving Percentage of such Reimbursement Obligations so available when so due, but no Bank shall be responsible for the failure of any other Bank to make such other Bank's Revolving Percentage of such Reimbursement Obligations so available when so due.

     (g) Rescission. Whenever the Issuer receives a payment of a Reimbursement Obligation from or on behalf of a Borrower as to which the Issuer has received any payment from a Bank pursuant to Section 2.24(e), the Issuer shall promptly pay to such Bank an amount equal to such Bank's Revolving Percentage of such payment from or on behalf of such Borrower. If any payment by or on behalf of such Borrower and received by the Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by the Issuer for any reason and the Issuer has paid to any Bank any portion thereof, each such Bank shall forthwith pay over to the Issuer an amount equal to such Bank's Revolving Percentage of the amount which must be so returned by the Issuer.

     (h) Expenses. Each Bank, upon the demand of the Issuer, shall reimburse the Issuer, to the extent the Issuer has not been reimbursed by a Borrower after demand therefor, for the reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Issuer in connection with the collection of amounts due under, and the preservation and enforcement of any rights conferred by, any Letter of Credit or the performance of the Issuer's obligations as issuer of the Letters of Credit under this Agreement in respect thereof, to the extent of such Bank's Revolving Percentage of the amount of such costs and expenses provided, however, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent the same result solely from the gross negligence or willful misconduct of the Issuer. The Issuer shall refund any costs and expenses reimbursed by such Bank that are subsequently recovered from a Borrower in an amount equal to such Bank's Revolving Percentage thereof.

     (i) Obligations Absolute. The obligation of the Borrowers to reimburse the Issuer pursuant to this Section 2.25, and the obligation of each Bank to make available to the Issuer the amounts set forth in this Section 2.24 shall be absolute, unconditional and irrevocable under any and all circumstances, shall be made without reduction for any set-off, counterclaim or other deduction of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to any qualification or exception and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances: (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents, (2) the existence of any claim, setoff, defense or other right which either Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Bank or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated in the Loan Documents or any unrelated transactions (including any underlying transaction between either Borrower and the beneficiary named in any such Letter of Credit), (3) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (4) the surrender or impairment of any collateral for the performance or observance of any of the terms of any of the Loan Documents, or (5) the occurrence of any Default or Event of Default. Nothing contained in this Section 2.24(i), however, shall require either Borrower or any Lender to reimburse the Issuer for any amounts that become due by reason of the Issuer's gross negligence or willful misconduct.

Article 3       Representations and Warranties.

     Each Borrower hereby represents and warrants to the Administrative Agent and the Banks that:

     Section 3.1. Organization.

     (a) Each Borrower and each Subsidiary is duly organized and validly existing under the laws of its state of organization and has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged. Exhibit B hereto accurately and completely lists, as to each Borrower and each Principal Subsidiary: (i) the state of incorporation or organization, and the type of legal entity that each of them is, and (ii) the classes and number of authorized and outstanding shares of capital stock of each such corporation, and the owners of such outstanding shares of capital stock (other than with respect to Griffon). All of the shares of capital stock of each Borrower and each Subsidiary or other equity interests that are issued and outstanding have been duly and validly issued and are fully paid and non-assessable, and are owned by the Persons (other than with respect to Griffon and any Subsidiary that is not a Principal Subsidiary) referred to on Exhibit B, free and clear of any Lien except as otherwise provided for herein. Except as set forth on Exhibit B, there are no outstanding warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any shares of capital stock or other equity interests of any Subsidiary nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other equity interests of any Subsidiary. Except as set forth on Exhibit B, neither Borrower nor any Subsidiary has any Subsidiary.

     (b) Each Borrower and each Subsidiary is in good standing in its state of organization and in each state in which it is qualified to do business. There are no jurisdictions other than as set forth on Exhibit B hereto in which the character of the properties owned or proposed to be owned by either Borrower or any Principal Subsidiary or in which the transaction of the business of either Borrower or any Principal Subsidiary as now conducted or as proposed to be conducted requires or will require either Borrower or any Principal Subsidiary to qualify to do business and as to which failure to so qualify could have a Material Adverse Effect.

     Section 3.2. Power, Authority, Consents.

     Each Borrower and each Loan Party has the power to execute, deliver and perform the Loan Documents to which it is a party. Each Borrower has the power to borrow hereunder and has taken all necessary corporate action to authorize the borrowing hereunder on the terms and conditions of this Agreement. Each Borrower and each Loan Party has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or approval of any Person (including, without limitation, any stockholder of either Borrower or any Loan Party ), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right and no consent, license, certificate of need, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by either Borrower or any Loan Party, or the validity, enforcement or priority, of the Loan Documents or any Lien created and granted thereunder, except as set forth on Exhibit C hereto, each of which either has been duly and validly obtained on or prior to the date hereof and is now in full force and effect, or is designated on Exhibit C as waived by the Required Banks.

     Section 3.3. No Violation of Law or Agreements.

     The execution and delivery by each Borrower and each Subsidiary of each Loan Document to which it is a party and performance by it hereunder and thereunder, will not violate any provision of law applicable to either Borrower and its Subsidiaries and will not, except as set forth on Exhibit C hereto, conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign applicable to either Borrower and its Subsidiaries, or any certificate of incorporation or by-laws of either Borrower or any Subsidiary or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which either Borrower or any Subsidiary is a party, or by which it is bound or any of its properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of either
Borrower   or  any   Subsidiary.

     Section 3.4. Due Execution, Validity, Enforceability.

     This Agreement and each other Loan Document has been duly executed and delivered by each Borrower and each Loan Party and each constitutes the valid and legally binding obligation of each Borrower and each Loan Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

     Section 3.5. Properties, Priority of Liens; Existing Guarantees.

     All of the properties and assets owned by each Borrower and each Subsidiary are owned by each of them, respectively, free and clear of any Lien of any nature whatsoever, except as provided for in the Security Documents, and as permitted by Section 7.2 hereof. The Liens that have been created and granted by the Security Documents constitute valid perfected first Liens on the properties and assets covered by the Security Documents, subject to no prior or equal Lien except as permitted by Section 7.2 hereof. Exhibit K correctly sets forth all Guarantees, Investments in Foreign Loan Parties and other known Contingent Obligations of each Borrower and each of its Subsidiaries as of the date hereof.

     Section 3.6. Judgments, Actions, Proceedings.

     Except  as set  forth  on  Exhibit  E  hereto,  there  are  no  outstanding judgments, actions or proceedings, including, without limitation, any Environmental Proceeding, pending before any court or governmental authority, bureau or agency, with respect to or, to the best of each Borrower's knowledge, threatened against or affecting either Borrower or any Subsidiary that would, if adversely determined, in the case of any action or court proceeding, have a Material Adverse Effect, nor, to the best of each Borrower's knowledge, is there any reasonable basis for the institution of any such material action or proceeding that is probable of assertion, nor are there any such actions or proceedings in which either Borrower or any Subsidiary is a plaintiff or complainant.

     Section 3.7. No Defaults, Compliance With Laws.

     Except as set forth on Exhibit F hereto, neither Borrower nor any Subsidiary is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a material adverse effect on the business, operations, financial condition or properties of Griffon and its Subsidiaries on a consolidated basis or on the ability of either Borrower to perform its obligations under the Loan Documents. Each Borrower and each Subsidiary has complied and is in compliance in all respects with all applicable laws, ordinances and regulations, resolutions, ordinances, decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, including, without limitation, all applicable Environmental Laws and Regulations, non-compliance with which could have a material adverse effect on the business, operations, financial condition or properties of Griffon on a consolidated basis or on the ability of either Borrower to perform its obligations under the Loan Documents.

     Section 3.8. Burdensome Documents.

     Except as set forth on Exhibit G hereto, neither Borrower nor any Subsidiary is a party to or bound by, nor are any of the properties or assets owned by either Borrower or any Subsidiary used in the conduct of their respective businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Matter, that materially and adversely affects their respective businesses, assets or conditions, financial or otherwise, on a consolidated basis.

     Section 3.9. Financial Statements.

     Each of the Financial Statements is correct and complete and presents fairly the consolidated financial position, the consolidated results of operations and cash flows of Griffon and its Subsidiaries, as at and for its date, and has been prepared in accordance with generally accepted accounting principles consistently applied. Neither Borrower nor any Subsidiary has any material obligation, liability or commitment, direct or contingent (including, without limitation, any Environmental Liability and any Contingent Obligation) , that is required to be but is not reflected in the Financial Statements. There has been no material adverse change in the financial position or operations of Griffon and its Subsidiaries on a consolidated basis since the date of the latest balance sheet included in the Financial Statements (the "Latest Balance Sheet") which could reasonably result in either Borrower's inability to perform its obligations under the Loan Documents. Griffon's fiscal year is the twelve-month period ending on September 30th in each year.

     Section 3.10. Tax Returns.

     Each Borrower and each of the Subsidiaries has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. Except to the extent that reserves therefor are reflected in the Financial Statements: (i) there are no material federal, state or local tax liabilities of either Borrower or any subsidiary due or to become due for any tax year ended on or prior to the date of the Latest Balance Sheet relating to such entity, whether incurred in respect of or measured by the income of such entity, that are not properly reflected in the Latest Balance Sheet relating to such entity, and (ii) there are no material claims pending or, to the knowledge of each Borrower, proposed or threatened against either Borrower or any Subsidiary for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

     Section 3.11. Intangible Assets.

     Each Borrower and each Subsidiary possesses all patents, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without any conflict with the patents, trademarks, service marks, trade names, and copyrights and rights with respect to the foregoing, of any other Person.

     Section 3.12. Regulation U.

     No part of the proceeds received by either Borrower from the Extensions of Credit will be used directly or indirectly for: (a) any purpose other than as set forth in Section 2.9 hereof, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any "margin stock", as such term is defined in 221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221, other than purchases made in compliance with Regulation U.

     Section 3.13. Name Changes, Mergers, Acquisitions.

     Except as set forth on Exhibit H hereto, neither Borrower nor any Principal Subsidiary has within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person, where the value of the assets acquired in such merger, consolidation or acquisition was material in relation to the total assets of Griffon and its Subsidiaries on a consolidated basis.

     Section 3.14. Full Disclosure.

     None of the Financial Statements, nor any certificate, opinion, or any other statement made or furnished in writing to the Administrative Agent or the Banks by or on behalf of either Borrower or any Subsidiary in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. There is no fact known to either Borrower that has, or would in the forseeable future have, a Material Adverse Effect, which fact has not been set forth herein, or in the Financial Statements, or any certificate, opinion or other written statement so made or furnished to the Administrative Agent or the Banks.

     Section 3.15. Licenses and Approvals.

     Each Borrower and each of the Subsidiaries has all material licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations relating to Environmental Matters, to own and operate its properties and to carry on its business as now conducted.

     Section 3.16. Labor Disputes; Collective Bargaining Agreements; Employee Grievances.

     Except as set forth on Exhibit I hereto: (a) no collective bargaining agreement or other labor contract will expire during the term of this Agreement;
(b) to each Borrower's knowledge, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of either Borrower or any Subsidiary; (c) there is no pending or threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting either Borrower or any Subsidiary or their representative employees, in each case the consequences of which could reasonably be expected to affect aggregate business (regardless of division or entity) of Griffon and its Subsidiaries which business generated gross revenues in excess of $50,000,000 individually or in the aggregate in the prior fiscal year; and (d) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of each Borrower's knowledge, threatened against either Borrower or any of the Subsidiaries, by or on behalf of, or with, its employees, other than any such actions, suits, charges, demands, claims, counterclaims or proceedings arising in the ordinary course of business that are not, in the aggregate, material.

     Section 3.17. Condition of Assets.

     All of the assets and properties of each Borrower and the Subsidiaries that are reasonably necessary for the operation of their respective businesses, are in good working condition, ordinary wear and tear excepted, and are able to serve the function for which they are currently being used.

     Section  3.18.  ERISA.

     (a) Except as  disclosed  on Exhibit J hereto,  no Pension  Plan or Defined
Contribution Plan which is an Employee Benefit Plan including, without limitation, any Multiemployer Plan, exists or has ever, within the six-year period immediately preceding the date of this Agreement, existed and neither Borrower nor any ERISA Affiliate is a participating employer in any Pension Plan which is an Employee Benefit Plan in which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA. Except as disclosed on Exhibit J, neither Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under any Employee Welfare Benefit Plan which is a welfare plan (as defined in Section 3(l) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA, which together with any disclosed liability on Exhibit J, will not have an ERISA MAE. Each Borrower has given, made available, or upon request will deliver, to the Administrative Agent and the Banks true and complete copies of all the following: each Pension Plan or Defined Contribution Plan which is an Employee Benefit Plan and related trust agreement (including all amendments and commitments with respect to such Employee Benefit plan or trust) which either Borrower or any ERISA Affiliate maintains or is committed to contribute to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the Internal Revenue Service and Form 5500 filed in respect of each such Employee Benefit Plan; a listing of all of the Multiemployer Plans to which either Borrower or any ERISA Affiliate contributes or is committed to contribute and the aggregate amount of the most recent annual contributions required to be made to each such Multiemployer Plan, and any information which has been provided to either Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made.

     (b) Each Employee Benefit Plan complies, in both form and operation in all material respects, with its terms, ERISA and the Code including, without limitation, Code Section 4980B, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by either Borrower or any ERISA Affiliate of any material liability, fine or penalty. Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premiums which have become due which are unpaid. Neither Borrower nor any ERISA Affiliate has engaged in any transaction which could subject it to material liability under Section 4069 or Section 4212(c) of ERISA. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of each Borrower and each ERISA Affiliate is legally valid and binding and in full force and effect. Except as provided on Exhibit J and subject to amendment and submission for a determination letter with regard to the Tax Reform Act of 1986 requirements and other post 1986 requirements, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. To the knowledge of each Borrower, nothing has occurred or is expected to occur that would adversely affect the qualified status of the Employee Benefit Plan or any related trust subsequent to the issuance of such determination letter. No Employee Benefit Plan is being audited or, to the knowledge of each Borrower, investigated by any government agency or subject to any pending or threatened claim or suit.

     (c) Each  Pension  Plan  currently  meets the minimum  funding  standard of
Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver). All contributions or payments due and owing as required by Section 302 of ERISA, Section 412 of the Code or the terms of any Pension Plan have been made by the due date for such contributions or payments. With respect to each Multiemployer Plan, each Borrower and each ERISA Affiliate has paid or accrued all contributions pursuant to the terms of the applicable collective bargaining agreement required to be paid or accrued by it and neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability in connection with a complete withdrawal or partial withdrawal from any Multiemployer Plan that has not been discharged. With respect to each Pension Plan, the market value of assets (exclusive of any contribution due to the Pension Plan) equals or exceeds or is not more than $250,000 below the present value of benefit liabilities (FAS
35) (assuming such Plan were to continue in existence) as of the latest actuarial valuation date for such plan (but not prior to 24 months prior to the date hereof), determined on the basis of such Pension Plan's actuarial assumptions set forth in the most recent actuarial report, and since its last valuation date, there have been no amendments to such plan that materially increased the present value of accrued benefits nor any other material adverse changes in the funding status of such plan. Neither Borrower nor any ERISA Affiliate is required to provide security to a Pension Plan pursuant to Section 307 of ERISA or Section 401(a) (29) of the Code.

     (d) Neither Borrower nor any ERISA Affiliate, nor, to the best of each Borrower's knowledge, any fiduciary of any Employee Benefit Plan, has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code with regard to any such Employee Benefit Plans. The execution, delivery and carrying out of the terms of any agreements that are related to this transaction will not constitute a prohibited transaction under the aforementioned sections.

     (e) No Termination Event has occurred or is reasonably expected to occur.

     (f) None of the following "reportable events" which are subject to the 30-day notice requirement of Section 4043(b) of ERISA in respect of any of the Pension Plans has occurred: (i) an inability to pay benefits when due, (ii) bankruptcy or insolvency of the sponsor of the Pension Plan, (iii) liquidation or dissolution of the sponsor of the Pension Plan, (iv) a failure to meet the minimum funding standards, or (v) certain transactions involving a change of employer. Neither Borrower has received any notice from the PBGC that any of the Pension Plans is being involuntarily terminated or from the Secretary of the Treasury that any partial or full termination of any of the Employee Benefit Plans has occurred and no event shall have occurred, and there shall exist as of the date hereof no condition or set of circumstances which present a material risk of the involuntary termination of any of the Pension Plans.

     (g) All references to a Borrower in this Section 3.18 or in any other Section of this Agreement relating to ERISA shall be deemed to refer to such Borrower, and any other entity which is considered an ERISA Affiliate.

     (h) All references in this Section 3.18, and in other provisions of this Agreement relating to ERISA, to materiality or material liability or similar phrases shall be deemed to refer to the event or matter described both individually and when taken together in the aggregate with respect to all other events and matters referred to in this Agreement relating to ERISA as to which a materiality standard applies.

     Section 3.19. Termination of Certain Lines of Credit.

     At such time as this Agreement shall become effective in accordance with its terms and all sums due and owing under the lines of credit facilities made available by Chase and Fleet to Telephonics shall have been paid in full, each of such lines of credit shall been deemed terminated and of no further force or effect.

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

Article 4 Conditions to the Loans.

     Section 4.1.Conditions to Initial Extensions of Credit

     The conditions precedent fulfilled in connection with the obligation of each Bank to make the initial Loans under this Agreement are set forth in
Section 4.1 of the Original Agreement, which conditions were satisfied in connection with the Original Agreement. Each of the parties hereto has copies of the documents referred to in such Section 4.1.

     Section 4.2. Conditions to Effectiveness of Amended and Restated Loan Agreement.

     The amendments effected by this Amended and Restated Loan Agreement shall not become effective unless and until it has been executed and delivered by each party hereto and each of the following conditions has been fulfilled to the satisfaction of the Administrative Agent:

     (a) Each Borrower shall have executed and delivered to each Bank its Note.

     (b) The Borrowers shall have paid to the Administrative Agent (for the ratable benefit of the Banks) the Facility Fee.

     (c) The  Borrowers  shall  have  paid all  amounts  required  to be paid by
Section 2.7(c) and the Administrative Agent shall have received all fees and other amounts due and payable to the Administrative Agent under the Loan Documents on or prior to the date hereof.

     (d) Blau, Kramer, Wactlar & Lieberman, P.C., general counsel to the Borrowers and the Subsidiaries shall have delivered its opinion to, and in form and substance satisfactory to, the Banks.

     (e) The Administrative Agent shall have received and reviewed to its satisfaction copies of the following:

          (i) All of the consents, approvals and waivers referred to on Exhibit C hereto (except only those which, as stated on Exhibit C, shall not be delivered);

          (ii) The certificate of incorporation of each Borrower and each Principal Subsidiary certified by the Secretary of State of its state of incorporation;

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

     (iii) The by-laws of each Borrower and each Principal Subsidiary certified by its secretary or assistant secretary;

     (iv) All corporate action taken by each Borrower to authorize the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, certified by its secretary or assistant secretary, including, without limitation, resolutions of the Board of Directors of each Borrower;

     (v) Good standing certificates as of dates not more than forty (40) days prior to the date of the initial Loan, with respect to each Borrower and each Principal Subsidiary from the Secretary of State of its state of incorporation and each state in which it is qualified to do business;

     (vi) An incumbency certificate (with specimen signatures) with respect to each Borrower; and

     (vii) Lien searches from such jurisdictions and in such names as the Banks may request.

     (f) (i) Each Borrower and each Subsidiary shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

     (ii) After giving effect to the initial Loan, there shall exist no Default or Event of Default hereunder; and

     (iii) The representations and warranties contained in Article 3 hereof and in the other Loan Documents shall be true and correct on the date hereof;

and the Administrative Agent shall have received a Compliance Certificate dated the date hereof certifying, inter alia, that the conditions set forth in this subsection 4.2(f) are satisfied on such date.

     (g) All sums due and owing under the lines of credit facilities made available by Chase and Fleet to Telephonics shall have been paid in full.

     (h) All legal matters incident to the initial Loans shall be satisfactory to counsel to the Administrative Agent and each Bank.

     Section 4.3. Conditions to Subsequent Extensions of Credit.

     The obligation of each Bank to make each Extension of Credit subsequent to its initial Extension of Credit shall be subject to the fulfillment of the condition precedent that the Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.2 hereof, containing, in addition to the notice of borrowing, a representation by the applicable Borrower (signed by the president or chief financial officer or treasurer in the case of Griffon and signed by the president or chief financial officer or Robert Balemian (as vice president) in the case of Telephonics) that (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties made by the Borrowers under Section 3.9 hereof shall be correct on and as of the borrowing date for such Extension of Credit as if made on and as of such date.

Article 5 Delivery of Financial Reports, Documents and Other Information.

     While the Commitments are outstanding, and, until the principal of, and interest on, each Loan, all Reimbursement Obligations, all Fees and all other amounts payable under the Loan Documents shall have been paid in full and there shall have been full and complete performance of all other obligations arising hereunder, Griffon, and Telephonics (as required), shall deliver to the Administrative Agent and each Bank:

     Section 5.1. Annual Financial Statements.

     Annually, as soon as available, but in any event within one hundred (100) days after the last day of each of its fiscal years, a consolidated balance sheet of Griffon and its Subsidiaries as at such last day of the fiscal year, and consolidated statements of income, shareholders' equity and cash flows, for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, and certified without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit by Arthur Andersen LLP or another firm of independent certified public accountants satisfactory to the Banks, which shall state that such consolidated financial statements present fairly the consolidated financial position, the consolidated results of operations and cash flows of Griffon as at and for the year ending on its date and as having been prepared in accordance with generally accepted accounting principles.

     Section 5.2. Quarterly Financial Statements.

     As soon as available, but in any event within (i) seventy (70) days after the end of each of Griffon's first three fiscal quarterly periods and (ii) one hundred, (100) days after the end of each of Griffon's fourth fiscal quarterly periods, a consolidated and consolidating balance sheet of Griffon and the Subsidiaries as of the last day of such quarter and consolidated and consolidating statements of income and cash flows, for such quarter, and on a comparative basis figures for the corresponding period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of the president or chief financial officer of Griffon and the Subsidiaries as fairly presenting the consolidated and consolidating financial position, the consolidated and consolidating results of operations and cash flows of Griffon as at its date and for such quarter and as having been prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end audit adjustments).

     Section 5.3. Projections.

     Annually, as soon as available, but in any event within 60 days after the last day of each of Griffon's fiscal years, consolidated and consolidating projections of Griffon and the Subsidiaries for the following five (5) fiscal years of Griffon.

     Section 5.4. Compliance Information.

     Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Notes and the other Loan Documents, as any Bank may reasonably request from time to time.

     Section 5.5. No Default Certificate.

     At the same time as it delivers the financial statements required under the provisions of Section 5.1 and Section 5.2 hereof, a certificate of the president or chief financial officer of Griffon to the effect that no Default or Event of Default hereunder and that no default under any other agreement to which either Borrower or any of the Subsidiaries is a party or by which it is bound, or by which, to the best knowledge of each Borrower or any Subsidiary any of its properties or assets, taken as a whole, may be materially adversely affected, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default or default, exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Sections 6.9, 7.3 and 7.8 (other than 7.8(a)) hereof.

     Section 5.6. Certificate of Accountants.

     At the same time as it delivers the financial statements required under the provisions of Section 5.1 hereof, a certificate of the independent certified public accountants of Griffon to the effect that during the course of their audit of the operations of Griffon and its condition as of the end of the fiscal year, nothing has come to their attention which would indicate that Griffon was not in compliance with any of the terms, covenants, provisions or conditions of
Section 6.9 or Article 7 insofar as they relate to accounting matters, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.

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

     Section 5.7. Accountants, Reports.

     Promptly upon receipt thereof, copies of all other reports submitted to Griffon by its independent certified public accountants in connection with any annual or interim audit or review of the books of Griffon made by such accountants.

     Section 5.8. Copies of Documents.

     (a) Promptly upon their becoming available, copies of any: (i) financial statements, projections, and requests for waivers, in each case, delivered by either Borrower or any of the Subsidiaries to any lending institution other than the Banks; (ii) correspondence or notices received by either Borrower from any federal, state or local governmental authority that regulates the operations of either Borrower or any of its Subsidiaries or relating to an actual or threatened change or development that would be materially adverse to either Borrower or any Subsidiary; (iii) registration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by either Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission; and (iv) any other items which the Banks may reasonably request.

     (b) Promptly upon request by any Bank, copies of all acquisition agreements, exhibits, schedules, documents and other agreements relating to any Permitted Acquisition (as and when available and whether in draft or final form).

     Section 5.9. Certain Notices.

     Promptly, notice of the occurrence of any Default or Event of Default, or any event that would constitute or cause a material adverse change in the condition, financial or otherwise, or the operations of Griffon and its Subsidiaries on a consolidated basis.

     Section 5.10. ERISA Notices and Requests.

     Notice of any of the following within twenty (20) days after such event or occurrence:

     (a) either Borrower or any ERISA Affiliate knowing or having reason to know that a Termination Event has occurred or that a Defined Contribution Plan has been terminated or partially terminated, and a written statement by the appropriate chief financial officer setting forth the details of such event;

     (b) the filing of a request for a funding waiver by either Borrower or any ERISA Affiliate with respect to any Pension Plan, and a copy of such request and all communications received by either Borrower or any ERISA Affiliate with respect to such request;

     (c) receipt by either Borrower or any ERISA Affiliate of a notice of the PBGC's intent to terminate a Pension Plan, and a copy of such notice;

     (d) either Borrower or any ERISA Affiliate failing to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date, and a written notice of such failure;

     (e) either Borrower or any ERISA Affiliate knowing or having reason to know that a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan, and a written statement of the appropriate chief financial officer describing such transaction and the action taken;

     (f) the establishment of a Pension Plan and written notice of such occurrence;

     (g)   receipt  by  either   Borrower   or  any  ERISA   Affiliate   of  any
disqualification notice from the Internal Revenue Service regarding the qualification of a Pension Plan under Section 401(a) of the Code and a copy of such letter;

     (h) upon the request of any Bank, the filing of an annual report (Form 5500 series), including Schedule B thereto, filed by either Borrower or any ERISA Affiliate with respect to a Employee Benefit Plan, and a copy of such report;

     (i) upon request of any Bank, receipt by either Borrower or any ERISA Affiliate of an actuarial report for any Pension Plan, and a copy of such report;

     (j) receipt by either Borrower or any ERISA Affiliate of all correspondence from the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Employee Benefit Plans, relating to an actual or threatened change or development which would have a materially adverse effect on either Borrower's business; and

     (k) receipt by either Borrower or any ERISA Affiliate of any correspondence from a Multiemployer Plan with respect to withdrawal liability.

     Section 5.11. Permitted Acquisition Deliveries.

     Not later than ten (10) Business Days after the consummation of a Permitted Acquisition, (i) on a pro forma basis after giving effect to the proposed acquisition and based on reasonable assumptions made by Griffon in good faith, a consolidated and consolidating balance sheet of Griffon, its subsidiaries and each Eligible Business, and a related consolidated and consolidating statement of income and statements of cash flow for the three (3) fiscal years following the date of such acquisition, each such statement (1) to show all deferred and contingent payments which either Borrower or the Eligible Business, as applicable, directly or indirectly, would be required to make based on the Eligible Business' projected pro forma results of operations, and (2) to be accompanied by a certificate of the chief financial officer of Griffon certifying that after giving effect to the acquisition, no Default or Event of Default has occurred and is continuing, which certificate shall be accompanied by a list of Liens, Indebtedness, guaranties and letters of credit incurred or otherwise assumed in connection with such acquisition and such other information as the Administrative Agent or any Bank may reasonably request.

Article 6 Affirmative Covenants.

     While the Commitments are outstanding, and, until the principal of, and interest on, each Loan, all Reimbursement Obligations, all Fees and all other amounts payable under the Loan Documents shall have been indefeasibly paid in full, Griffon shall and shall cause each Subsidiary to:

     Section 6.1. Books and Records.

     Keep proper books of record and account in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and activities.

     Section 6.2.  Inspections and Audits.

     Permit the Administrative Agent and the Banks (i) to make or cause to be made (and, after the occurrence of and during the continuance of an Event of Default, at the Borrowers' expense), inspections and audits of any books, records and papers of each Borrower and each of its Subsidiaries and to make extracts therefrom and copies thereof and (ii) make inspections and examinations of any properties' and facilities of the Borrowers and the Subsidiaries on reasonable notice, at all such reasonable times and as often as the Administrative Agent or any Bank may reasonably require, in order to assure the Administrative Agent and each Bank that the Borrowers are and will be in compliance with their obligations under the Loan Documents or to evaluate any Bank's investment in the then outstanding Notes.

     Section 6.3. Maintenance and Repairs.

     Maintain in good repair, working order and condition, subject to normal wear and tear, all material properties and assets from time to time owned by it and used in or necessary for the operation of its business, and make all reasonable repairs, replacements, additions and improvements thereto.

     Section 6.4. Continuance of Business.

     Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its corporate existence and all permits, rights and privileges necessary for the proper conduct of its business and continue to engage in the same line of business and comply in all material respects with all applicable laws, regulations and orders.

     Section 6.5. Copies of Corporate Documents.

     Promptly deliver to the Administrative Agent and the Banks copies of any amendments or modifications to its and any Subsidiary's certificate of incorporation and by-laws, certified with respect to the certificate of incorporation by the Secretary of State of its state of incorporation and, with respect to the by-laws, by the secretary or assistant secretary of such corporation.

     Section 6.6. Perform Obligations.

     Pay and discharge all of its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established by the appropriate Borrower, or, as the case may be, by the appropriate Subsidiary and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien, other than a Permitted Lien, against any of its properties.

     Section 6.7. Notice of Litigation.

     Promptly notify the Administrative Agent and the Banks in writing of any litigation, legal proceeding or dispute (including, without limitation, any Environmental Proceeding), other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of One Million ($1,000,000) Dollars, affecting either Borrower, any Subsidiary or any Eligible Business whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers' compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

     Section 6.8. Insurance.

     (a) (i) Maintain with responsible insurance companies such insurance on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses; (ii) file with the Administrative Agent and each of the Banks upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; and (iii) within ten (10) days after notice in writing from the Administrative Agent or any of the Banks, obtain such additional insurance as the Administrative Agent or any Bank may reasonably request; provided, that, Griffon may maintain self-insurance consistent with its past practices and policies; and

     (b) Carry all insurance available through the PBGC or any private insurance companies covering its obligations to the PBGC.

     Section 6.9. Financial Covenants.

     Have or maintain, with respect to Griffon on a consolidated basis:

     (a) As of the end of each  fiscal  quarter,  a Quick Ratio of not less than
1.30 to 1.00.

     (b) As of the end of each fiscal quarter, on a Rolling Four Quarters basis, a Funded Debt to Cash Flow Ratio of not more than 3.25 to 1.00.

     (c) As of the end of each fiscal quarter, a ratio of (i) Unsubordinated Liabilities of Griffon and its Subsidiaries to (ii) the sum of Tangible Net Worth plus Subordinated Debt of Griffon and its Subsidiaries of not more than
2.00 to 1.00.

     (d) As of the end of each fiscal quarter, on a Rolling Four Quarters basis, a Domestic Funded Debt Coverage Ratio of not more than 3.00 to 1.00.

     (e) As of the end of each fiscal quarter, on a Rolling Four Quarters basis, a Domestic Debt Service Coverage Ratio of not less than 1.60 to 1.00.

     Section 6.10. Notice of Certain Events.

     (a) Promptly notify the Administrative Agent and the Banks in writing of the occurrence of any "Reportable Event", as defined in Section 4043 of ERISA, if a notice of such Reportable Event is required under ERISA to be delivered to the PBGC within 30 days after the occurrence thereof, together with a description of such Reportable Event and a statement of the action the appropriate Borrower or ERISA Affiliate intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC.

     (b) Promptly notify the Administrative Agent and the Banks in writing of the receipt by either Borrower or any ERISA Affiliate of an assessment of withdrawal liability in connection with a complete or partial withdrawal with respect to any Multiemployer Plan, which liability of either Borrower and/or any ERISA Affiliate may exceed $1,000,000 in aggregate amount, and a statement of the action that the appropriate Borrower or ERISA Affiliate intends to take with respect thereto.

     (c) Promptly notify the Administrative Agent and the Banks in writing if either Borrower or any Subsidiary receives: (i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against such Borrower or such subsidiary alleging violations of any Environmental Law and Regulation which could reasonably be expected to result in liability to either Borrower or any subsidiary in excess of $1,000,000, or (ii) any notice from any governmental body or any other Person alleging that such Borrower or such Subsidiary is or may be subject to any Environmental Liability in excess of $1,000,000; and promptly upon receipt thereof, provide the Banks with a copy of such notice together with a statement of the action such Borrower or such Subsidiary intends to take with respect thereto.

     Section 6.11. Comply with ERISA.

     Materially comply with all applicable provisions of ERISA and the Code now or hereafter in effect.

     Section 6.12. Environmental Compliance.

     Operate all property owned or leased by it such that no obligation, including a clean-up obligation, shall arise under any Environmental Law and Regulation, which obligation would constitute a Lien on any property of either Borrower or any of its Subsidiaries; provided, however, that in the event that any such claim is made or any such obligation arises, such Borrower or such Subsidiary shall, at its own cost and expense:

     (a) provide the Administrative Agent and the Banks with prompt written notice with respect to any suit or claim initiated or threatened against either Borrower or any of its Subsidiaries involving liability in excess of $1,000,000; and

     (b) either: (i) immediately satisfy such claim or obligation; or (ii) contest such claim by appropriate proceedings and upon final judgment (subject to no further appeal) immediately satisfy such judgment; provided, however, that, in all such cases, the appropriate Borrower shall file a bond when necessary to avoid the creation of a Lien against any of its or any of its Subsidiaries' properties; and provided, further, that each Borrower shall indemnify and hold harmless the Administrative Agent and the Banks from any liability, responsibility or obligation in respect thereof or in respect of any clean-up or any other liability, as successor, secured party or otherwise for any reason, including, without limitation the enforcement of the Administrative Agent and/or the Banks' rights under any Loan Document or by operation of law.

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

     Section 6.13. Reserved.

     Section 6.14. Projections.

     Take all necessary action to ensure that the Projections when delivered reflect as of the date thereof Griffon's good faith projections, after reasonable analysis, of the matters set forth therein.

Article 7 Negative Covenants.

     While the Commitments are outstanding, and, until the principal of, and interest on, each Loan, all Reimbursement Obligations, all Fees and all other amounts payable under the Loan Documents shall have been indefeasibly paid in full, Griffon shall not and shall not permit any of its Subsidiaries to do or agree to do, or permit to be done, any of the following:

     Section 7.1. Indebtedness.

     Create, incur, permit to exist or have outstanding any Indebtedness that would violate the terms of this Agreement.

     Section 7.2. Liens.

     Create, or assume or permit to exist, any Lien on any of the properties or assets of either Borrower or any of its Subsidiaries whether now owned or hereafter acquired, except:

     (a) Permitted Liens;

     (b) Liens in favor of the Banks under the Loan Documents;

     (c) Purchase money mortgages or security interests, conditional sale arrangements and other similar security interests, on property acquired by either Borrower or any Subsidiary (hereinafter referred to individually as a "Purchase Money Security Interest") with the proceeds of Indebtedness; provided, however, that:

          (i) The transaction in which any Purchase Money Security Interest is proposed to be created is not then prohibited by this Agreement;

          (ii) Any Purchase Money Security Interest shall attach only to the property or asset acquired in such transaction and shall not extend to or cover any other assets or properties of either Borrower or, as the case may be, a Subsidiary;

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

          (iii) The Indebtedness secured or covered by any Purchase Money Security Interest is secured solely by such Purchase Money Security Interest and shall not exceed the cost of the property or asset acquired; and

          (iv) Such Indebtedness may be refinanced provided that the principal amount of such outstanding Indebtedness is not increased;

     (d) The interests of the lessor under any Capitalized Lease as permitted hereunder;

     (e) Liens on specifically identified inventory and accounts receivable covered by bankers acceptances resulting from import letters of credit which do not cover any assets other than those financed with such bankers acceptances;

     (f) Liens securing Indebtedness permitted to exist in accordance with the terms of Section 7.4 hereof in connection with a Permitted Acquisition which Liens are of the type otherwise permitted under subsections 7.2(a), (c), (d) and
(e) hereof, provided that (i) such Liens were existing prior to the Permitted Acquisition in which such Indebtedness was assumed or acquired and not created in contemplation of such Permitted Acquisition, and (ii) such Liens shall only attach to or encumber the property and assets acquired in the Permitted Acquisition in which such Indebtedness was assumed or acquired and shall not attach to or encumber any other property or assets of either Borrower or any subsidiary (including, without limitation, any Eligible Business);

     (g) As set forth on Exhibit D hereto;

     (h) Liens on the properties or assets of Finotech securing Indebtedness of Finotech not in excess of an aggregate of $32,000,000 at any one time outstanding and liens on the properties or assets of Bohme not in excess of an aggregate of $35,000,000 at any one time outstanding; and

     (i) Liens on the properties or assets of Clopay Service or any subsidiaries of Clopay Service securing Indebtedness of Clopay Service and any subsidiaries of Clopay Service not in excess of any aggregate of $5,000,000 at any one time outstanding.

     Section 7.3. Guaranties.

     Assume, endorse, be or become liable for, or guarantee, (a) the obligations of any Person (except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business), or (b) any Limited Contingent Obligations, except (i) as set forth on Exhibit K hereto, (ii) guarantees of Griffon and its Subsidiaries not in excess of an aggregate of $5,000,000 at any one time outstanding, (iii) guarantees by Griffon or any Subsidiary of

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

obligations of the Subsidiaries; provided, that either Borrower or any Domestic Loan Party may guarantee the Indebtedness of any Foreign Loan Party as long as the aggregate amount of Indebtedness which is so guaranteed does not in the aggregate at any one time outstanding exceed the sum of $20,000,000, (iv) guarantees by a Subsidiary of obligations of either or both Borrowers under leases for real or personal property, provided, that such Subsidiary will utilize all or a portion of such property, and (v) other Limited Contingent Obligations not described in the preceding clauses (i) through (iv) of Griffon and the Subsidiaries not in excess of an aggregate amount of 20% of the consolidated Tangible Net Worth of Griffon and its Subsidiaries (as computed at any time as shown on Griffon's Financial Statements most recently delivered to the Banks) at any one time outstanding. For the purposes hereof, the term
"guarantee"  shall  include  any  agreement,  whether  such  agreement  is  on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the Indebtedness of another Person, or to supply funds to or in any manner invest in another Person
in  connection   with  such  Person's   Indebtedness.

     Section 7.4. Mergers, Acquisitions.

     Merge or consolidate with any Person (whether or not a Borrower or any Subsidiary is the surviving entity), or acquire all or substantially all of the assets or any of the capital stock of any Person; provided, however, that (i) any Subsidiary may merge with and into any other Subsidiary or either Borrower (so long as a Borrower or a wholly-owned Subsidiary is the surviving entity) and
(ii) each Borrower or any Subsidiary may make Permitted Acquisitions.

     Section 7.5. Redemptions; Distributions.

     Upon the occurrence and during the continuance of a Default or Event of Default, or if a Default or Event of Default would be caused thereby:

     (a) Purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payments with respect to, any shares of any class of stock of either Borrower now or hereafter outstanding or set apart any sum for any such purpose; or

     (b) Declare or pay any dividends or make any distribution of any kind on Griffon's outstanding stock, or set aside any sum for any such purpose, except that Griffon may declare or pay any dividend payable solely in shares of its capital stock.

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

  Section 7.6. Stock Issuance.

     Issue any additional shares or any right or option to acquire any shares, or any security convertible into any shares, of the capital stock of any Subsidiary, except (a) in connection with stock dividends permitted under subsection 7.5(b) hereof and (b) to either Borrower or a Subsidiary.

     Section 7.7. Changes in Business and Sales or Pledges of Assets.

     Make any material change in its business on a consolidated basis, or in the nature of its operation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, assets or business except in the ordinary course of business and for a fair consideration or dispose of any shares of stock (other than sales or issuances of Griffon's capital stock) or any Indebtedness, whether now owned or hereafter acquired, or discount, sell, pledge, hypothecate or otherwise dispose of accounts receivable, except in the ordinary course of business and for fair consideration; provided, however, that Western Synthetic Real Estate Corp. and/or SKG Realty Corp. may dispose of the real property presently owned by such corporations and either Borrower or any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of (a) its property and assets the fair market value of which does not exceed in the aggregate in any fiscal year five percent (5%) of the consolidated assets of Griffon and its Subsidiaries as of the end of the immediately preceding fiscal year for fair consideration and (b) the capital stock of any Subsidiary (i) the net revenues of which do not exceed five percent (5%) of the consolidated net revenues of Griffon and its Subsidiaries or (ii) the assets of which do not exceed five percent (5%) of the consolidated assets of Griffon and its Subsidiaries; provided, however, that in no event may either Borrower or any subsidiary convey, sell, lease, assign, transfer or otherwise dispose of any capital stock that is at any time pledged to the Banks pursuant to the Security Documents.

     Section 7.8. Investments.

     Make, or suffer to exist, any Investment in any Person, including, without limitation, any shareholder, director, officer or employee of either Borrower or any of the Subsidiaries, except Investments which do not in the aggregate, exceed $1,000,000 and:

     (a) Investments in:

          (i) obligations issued or guaranteed by the United States of America;

          (ii) certificates of deposit, bankers acceptances and other "money market instruments" issued by any bank or trust company organized under the

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

     laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000;

          (iii) open market commercial paper bearing the highest credit rating issued by Standard & Poor's Corporation or by another nationally recognized credit rating agency;

          (iv) repurchase agreements entered into with any bank or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000 relating to United States of America government obligations;

          (v) shares of "money market funds", each having net assets of not less than $100,000,000; and

          (vi) corporate bonds rated at least AA or the equivalent thereof by Standard & Poor's Corporation or Aa or the equivalent thereof by Moody's Investors Service, Inc.;

in each case maturing or being due or payable in full not more than 180 days after the applicable Borrower's acquisition thereof;

     (b) Investments by either Borrower or any Subsidiary in entities related to the business of either Borrower or any Subsidiary in an aggregate amount not to exceed $5,000,000;

     (c) Investments, other than guarantees permitted by Section 7.3, by either Borrower or any Subsidiary in any majority-owned Subsidiary of either Borrower or any Subsidiary; provided, that either Borrower or any Domestic Loan Party may make an Investment in any Foreign Loan Party as long as the aggregate amount of such Investments does not in the aggregate at any one time outstanding exceed the sum of $10,000,000 plus the aggregate amount of such Investments that are outstanding as of June 30, 2001; and

     (d) Permitted Acquisitions by either Borrower or any subsidiary pursuant to
Section 7.4 hereof.

     Section 7.9. Fiscal Year.

          Change its fiscal year.

     Section 7.10. ERISA Obligations.

          Neither Borrower will:

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

     (a) permit the occurrence of any Termination Event, or the occurrence of a termination or partial termination of a Defined Contribution Plan which would have a material adverse effect on either Borrower; or

     (b) permit any accumulated deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) in excess of $1,000,000 in the aggregate liability to either Borrower and its ERISA Affiliates with respect to all Pension Plans, whether or not waived; or

     (c) engage, or permit either Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code which would have a material adverse effect on either Borrower; or

     (d) engage or permit either Borrower or any ERISA Affiliate to engage, in any breach of fiduciary duty under Part 4 of Title I of ERISA for which 20 percent of the applicable recovery amount under Section 502(l) of ERISA which would have a material adverse effect on either Borrower; or

     (e) fail, or permit any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

     Section 7.11. Reserved.

     Section 7.12. Transactions with Affiliates.

     Except as expressly  permitted by this  Agreement,  directly or indirectly:
(a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any
Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that: (i) payments on
Investments expressly permitted by Section 7.8 hereof may be made, (ii) any Affiliate who is a natural person may serve as an employee or director of either Borrower and receive reasonable compensation for his services in such capacity,
(iii) either Borrower may enter into any transaction with an Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of product, inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to such Borrower as the monetary or business consideration that would obtain in a comparable arm's length transaction with a Person not an Affiliate and (iv) either Borrower or any Subsidiary may make

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

loans to Persons who are stockholders, officers or directors of either Borrower or a Subsidiary which do not, in the aggregate, exceed $250,000; provided, however, that for purposes of this Section 7.12 an Affiliate shall not be deemed to include a Subsidiary of either Borrower.

     Section 7.13. Hazardous Material.

     (a) Cause or permit (i) any "Hazardous Material" (as defined in any applicable Environmental Laws and Regulations) to be placed, held, located or disposed of, on, under or at any real property used in connection with the operation of the business of either Borrower or any of its Subsidiaries ("Real Property") or any part thereof, except for such Hazardous Materials which are necessary for either Borrower's operation of its business thereon and which shall be used, stored and disposed of in compliance with all applicable
Environmental Laws and Regulations or (ii) such Real Property or any part thereof to be used as a collection, storage or dump site for any Hazardous Material.

     (b) Each Borrower and each Subsidiary acknowledges and agrees that the Banks shall have no liability or responsibility for either:

          (i) damage, loss, or injury to human health, the environment or natural resources caused by the presence, disposal, release or threatened release of Hazardous Materials on any part of such real property; or

          (ii)  abatement   and/or   clean-up   required  under  any  applicable
     Environmental Laws and Regulations for a release, threatened release or disposal of any Hazardous Materials located at such real property or used by or in connection with either Borrower's or any Subsidiary's or any such tenant's business.

     Section 7.14. Regulation U.

     Not use any part of the proceeds received by either Borrower from the Loans directly or indirectly for: (a) any purpose other than as set forth in Section
2.9 hereof, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any "margin stock", as such term is defined in 221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II,
Part 221,  other than purchases  made in compliance  with  Regulation U.

     Section 7.15. Limitations on Restrictions on Upstreaming of Funds

     No Loan Party shall enter into any agreement which prohibits or limits the ability of any Subsidiary to pay dividends or otherwise advance funds to another Subsidiary or to either Borrower, the effect of which would, with respect to any fiscal year, not allow the payment by such Subsidiary of an aggregate amount at least equal to the sum of (i) the amount of Federal, state and local income taxes payable by a Borrower with respect to the income of such Subsidiary (as

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

determined in accordance with generally accepted accounting principles consistently applied) for such fiscal year and (ii) 50% of the net income of such Subsidiary (as determined in accordance with generally accepted accounting principles consistently applied) for such fiscal year.

     Section 7.16. Derivative Protection Arrangements.

     No Loan Party shall enter into any Derivative Protection Arrangement unless such Loan Party has reasonably determined that entering into such Derivative Protection Arrangement is in the best interests of such Loan Party and is not for speculative purposes.

Article 8   Events of Default.

     If any one or more of the following events ("Events of Default") shall occur and be continuing, the Commitments shall terminate and the entire unpaid balance of the principal of and interest on the Notes outstanding and all other obligations and Indebtedness of each Borrower to each Bank arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to Griffon by the Administrative Agent upon the direction of the Required Banks (except that in the case of the occurrence of any Event of Default described in Section 8.6 no such notice shall be required), without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by each Borrower:

     Section 8.1. Payments.

     Failure to make (i) any payment or mandatory prepayment of principal under any Note when due; (ii) any payment or mandatory prepayment of interest upon any Note or to make any payment of any Fee not later than five (5) days after such payment or prepayment is due; (iii) any payment in respect of any Reimbursement Obligation, within five (5) days of when due and payable; or (iv) any deposit into a cash collateral account when required hereby; or

     Section 8.2. Certain Covenants.

     Failure to perform or observe any of the agreements of either Borrower contained in Section 6.9 or Article 7 hereof; or

     Section 8.3. Other Covenants.

     Failure by either Borrower or any Subsidiary to perform or observe any other term, condition or covenant of this Agreement or of any of the other Loan

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Documents to which it is a party,  which shall remain unremedied for a period of
15 days after notice  thereof  shall have been given to Griffon by any Bank;  or

Section  8.4.  Other  Defaults.

     (a) Failure to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which either Borrower or any Subsidiary is a party or by which it is bound, or by which any of its properties or assets may be affected (a "Debt Instrument"), so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby has been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

     (b) Any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby has been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

     (c) Failure to pay any Indebtedness for borrowed money when due;

provided, however, that the provisions of this Section 8.4 shall not be applicable to any Debt Instrument that on the date this Section 8.4 would otherwise be applicable thereto, relates to or evidences Indebtedness in a principal amount of less than $1,000,000; or

     Section 8.5. Representations and Warranties.

     Any representation or warranty made in writing to the Administrative Agent or the Banks in any of the Loan Documents, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material respect when made or delivered; or

     Section 8.6. Bankruptcy.

     (a) Either Borrower or any Subsidiary shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or either Borrower or any Subsidiary shall take any corporate action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of thirty (30) days or more; or any order for relief shall be entered in any such proceeding; or either Borrower or any Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or

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

proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

     (b) Either Borrower or any Subsidiary shall generally not pay its debts as such debts become due; or

     (c) Either Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint that is not vacated within thirty (30) days from the date thereof; or

     Section 8.7. Judgments.

     Any judgment against either Borrower or any Subsidiary or any attachment, levy or execution against any of their properties for any amount in excess of $1,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days or more; or Section 8.8. ERISA.

     (a) The termination of any Pension Plan or the institution by the PBGC of proceedings for the involuntary termination of any Pension Plan, in either case, by reason of, or that results in, a material "accumulated funding deficiency" with respect to either Borrower and its ERISA Affiliates, individually or in the aggregate, under Section 412 of the Code; or

     (b)  Failure  by  either  Borrower  to  make  required  contributions,   in
accordance with the applicable provisions of ERISA, to each of the Pension Plans hereafter established or assumed by it; or

     Section 8.9. Liens.

     Any of the Liens created and granted to the Administrative Agent for the ratable benefit of the Banks under the Security Documents shall fail to be valid, first, perfected Liens, subject to no prior or equal Lien, except as permitted by Section 7.2 hereof; or

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     Section 8.10. Change of Control.

     A Change of Control shall occur.

     Upon any Event of Default, the Commitments shall terminate and the entire unpaid balance of the principal of and interest on the Notes outstanding and all other obligations and Indebtedness of each Borrower to each Agent and each Bank arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to either Borrower by the Administrative Agent upon consent of the Required Banks (except that in the case of the occurrence of any Event of Default described in Section 8.6 no such notice shall be required) and in any such event the Administrative Agent (i) upon the direction of the Required Banks, shall proceed to enforce the rights of the holders of the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (ii) may exercise any and all rights and remedies provided to the Administrative Agent by the Loan Documents. Except as otherwise expressly provided in the Loan Documents, each Borrower expressly waives presentment, demand, notice of non-payment, protest and any similar notice. Furthermore, upon any such Event of Default, each
Borrower shall deposit into a cash collateral account and grant the Administrative Agent, for the ratable benefit of the Banks, a first Lien on cash or cash equivalents in an amount equal to the then Letter of Credit Exposure of such Borrower.

Article  9  Miscellaneous  Provisions.

     Section 9.1. Fees and Expenses, Indemnity.

     Each Borrower will on demand pay: (a) all reasonable costs of the Administrative Agent in preparing the Loan Documents and (b) all costs and expenses of the issuance of the Notes and of the Borrowers' performance and the Subsidiaries' performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with (including, without limitation, all costs of filing or recording any assignments, mortgages, financing statements and other documents), and (c) the fees and expenses and disbursements of special counsel to the Administrative Agent in connection with the preparation, execution and delivery, review, administration, interpretation and enforcement of the Loan Documents, the consummation of the transactions contemplated by all such documents, the negotiation, preparation, execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument which is proposed but not executed and delivered) and with any claim or action threatened, made or brought against any Bank or the Administrative Agent arising out of or relating to any extent to the Loan Documents, or the transactions contemplated hereby or

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thereby and (d) the fees and expenses and  disbursements of counsel to the Banks and of examiners and consultants of each Bank in connection with enforcement of the Loan Documents and with any claim or action threatened, made or brought against any Bank arising out of or relating to any extent to the Loan Documents, or the transactions contemplated hereby or thereby. In addition, each Borrower will on demand pay all costs and expenses (including, without limitation, fees and disbursements of counsel) suffered or incurred by the Administrative Agent and/or the Banks in connection with its enforcement of the payment of any Note or any sum due to the Administrative Agent and/or the Banks under the Loan Documents, as the case may be, or any of Administrative Agent's and/or the Banks' other rights hereunder or thereunder. In addition to the foregoing, each Borrower shall indemnify the Administrative Agent and each Bank and each of
their  respective  directors,   officers,   employees,   attorneys,  agents  and
Affiliates against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, the Extensions of Credit and any and all transactions related to or consummated in connection with the Extensions of Credit, including, without limitation, losses, liabilities, damages, claims, costs and expenses suffered or incurred by the Administrative Agent, such Bank and/or any of their respective directors, officers, employees, attorneys or Affiliates in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrowers to the Administrative Agent and/or each such Bank hereunder or at common law or otherwise. All fees, expenses, costs, charges and other amounts payable by the Borrowers hereunder shall be deemed to be Obligations, and the Administrative Agent and each Bank may, in its sole discretion, exercise its rights under
Section 9.5 of this Agreement in respect of any or all thereof. The provisions of this Section 9.1 shall survive the payment of the Notes and the termination of this Agreement.

     Section 9.2. Taxes.

     If, under any law in effect on the date of the closing of any Extension of Credit hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any Federal, state or local tax is payable in respect of the issuance of any Note, or in connection with the filing or recording of any assignments, mortgages, financing statements, or other documents (whether measured by the amount of Indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrowers will pay any such tax and all interest and penalties, if any, and will indemnify each Bank and the Administrative Agent against and save each of them harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against any Bank or the Administrative Agent, such Bank or the Administrative Agent, as the case may be, may notify either Borrower and make immediate payment thereof,

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

together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive immediate reimbursement therefor from the Borrowers. Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrowers in this Section 9.2 shall survive payment of the Notes and the termination of this Agreement.

     Section 9.3. Payments.

     As set forth in Article 2 hereof, all payments by each Borrower on account of principal, interest, Reimbursement Obligations, Fees and other charges (including any indemnities) shall be made to the Administrative Agent for the account of the applicable Credit Party at the Payment Office, in lawful money of the United States of America in immediately available funds, by wire transfer or otherwise, not later than 11:00 A.M. New York City time on the date such payment is due. Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on, and interest shall continue to accrue and be payable thereon until, the next succeeding Business Day. If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment. All payments hereunder, under the Notes and in connection with any Reimbursement Obligation, shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement, the Notes and the other Loan Documents (after withholding for or on account of: (i) any present or future taxes, levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except those referred to in clause (ii) below) on or measured by the net income of the Bank or the Administrative Agent to which any such payment is due pursuant to applicable federal, state and local income tax laws, and (ii) deduction of amounts equal to the taxes on or measured by the net income of such Bank or the Administrative Agent payable by such Bank or the Administrative Agent with respect to the amount by which the payments required to be made under this sentence exceed the amounts otherwise specified to be paid in this Agreement and the Notes). Upon payment in full of any Note, the Bank holding such Note shall mark the Note "Paid" and return it to the appropriate Borrower.

     Section 9.4. Survival of Agreements and Representations; Construction.

     All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes and the making of any Extensions of Credit. The headings used in this Agreement and the table of contents are for convenience only and shall not be deemed to constitute a part hereof. All uses herein of the masculine gender or of singular or plural terms shall be deemed to

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

include uses of the feminine or neuter gender, or plural or singular terms, as the context may require.

     Section 9.5. Lien on and Set-off of Deposits.

     As collateral security for the payment of the Obligations, each Borrower hereby grants to each Bank and the Administrative Agent, a continuing Lien, security interest and right of setoff as security for all Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Bank or any entity under the control of any holding company controlling such Bank and its successors or assigns, or in transit to any of them. At any time after the occurrence and during the continuance of any Event of Default, without demand or notice (any such notice being expressly waived by each Borrower), any Bank may setoff same, or any part thereof and apply the same to any of the Obligations even though unmatured and regardless of the adequacy of any other collateral securing the Obligations, all subject to the terms of Section 2.16 hereof. ANY AND ALL RIGHTS TO REQUIRE A BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF A BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     Section 9.6. Modifications, Consents and Waivers; Entire Agreement.

     No modification, amendment or waiver of or with respect to any provision of this Agreement, any Notes, the Security Documents, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by either Borrower from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Required Banks; provided, however, that notwithstanding the foregoing, without the written consent of each Bank and the Administrative Agent, in no event shall any amendment, modification, waiver or consent:

     (a) Be effective with respect to Article 2 or Article 3 (it being understood that a waiver of any Default or Event of Default under Section 8.5 hereof shall not constitute an amendment or modification of any Section therein), or Sections 8.1 or 9.6 hereof or the definitions in Article 1 which are used in any of the foregoing;

     (b) Extend the final maturity of any Extension of Credit (it being understood that any waiver of the application of any prepayment of or the method of application of any prepayment to the amortization of, the Loans shall not constitute any such extension) or reduce or extend the time of payment of the principal amount of any Extension of Credit, or reduce the rate or extend the time of payment of interest or fees thereon;

     (c) Reduce the percentage specified in the definition of Required Banks;

     (d) Increase the amount of the Commitment of any Bank hereunder (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Bank);

     (e)  Extend the  Commitment  Termination  Date  except in  accordance  with
Section 2.8(b) hereof, or amend Section 2.8(b) hereof;

     (f) Extend the Termination Date;

     (g) Release or permit the release of any asset pledged under any of the Security Documents; or

     (h) Consent to any assignment by either Borrower of the Obligations.

     Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on either Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of an Extension of Credit shall not be construed as a waiver of any Default, regardless of whether any Bank may have had notice or knowledge of such Default at the time. This Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced thereby. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement and such other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement or such other Loan Documents.

     Section 9.7. Remedies Cumulative.

     Each and every right granted to the Banks and the Administrative Agent hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of the obligations shall be without regard to any counterclaim, right of offset or any other claim whatsoever that either Borrower may have against any Bank or the Administrative Agent and without regard to any other obligation of any nature whatsoever that any Bank or the Administrative Agent may have to either Borrower, and no such counterclaim or offset shall be asserted by either Borrower in any action, suit or proceeding instituted by any Bank or the Administrative Agent for payment or performance of the obligations.

     Section 9.8. Further Assurances.

     At any time and from time to time, upon the request of any Bank or the Administrative Agent, each Borrower shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as any Bank or the Administrative Agent may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Extensions of Credit.

     Section 9.9. Notices.

     All notices, requests, reports and other communications pursuant to this Agreement shall be in writing, either by letter (delivered by hand or commercial messenger service or sent by certified mail, return receipt requested, except for routine reports delivered in compliance with Article 5 hereof which may be sent by ordinary first-class mail) or telegram or telecopy, addressed as follows:

     (a) If to Griffon:

                Griffon Corporation
                100 Jericho Quadrangle
                Jericho, New York 11753
                Attention:  Robert Balemian
                Telecopier No.: (516) 938-5644

                with a copy to:

                Blau, Kramer, Wactlar & Lieberman, P.C.
                100 Jericho Quadrangle
                Jericho, New York 11753
                Attention: Edward I. Kramer
                Telecopier No.: (516) 822-4824

     (b) If to  Telephonics:

                Telephonics  Corporation
                815  Broad  Hollow  Road
                Farmingdale, New York 11735
                Attention: Joseph J. Battaglia
                Telecopier No.: (631) 755-7010

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
                with a copy to:

                Griffon Corporation
                100 Jericho Quadrangle
                Jericho, New York 11753
                Attention:  Robert Balemian
                Telecopier No.: (516) 938-5644

                AND

                Blau, Kramer, Wactlar & Lieberman, P.C.
                100 Jericho Quadrangle
                Jericho, New York 11753
                Attention:  Edward  I.  Kramer
                Telecopier  No.:  (516)  822-4824

     (c) If to the Administrative Agent:

                Fleet National Bank
                300 Broad Hollow Road
                Melville,  New York 11747
                Attention:  Christopher J. Mendelsohn
                            Vice President
                Telecopier No.: (631)  547-7815

                with a copy (other than in the case of Borrowing Notices and reports and other documents delivered in compliance with Article 5 hereof) to:


                Emmet,  Marvin & Martin,  LLP
                120 Broadway
                New York,  New York 10271
                Attention:  Richard  M.  Skoller,  Esq.
                Telecopier  No.:  (212)  238-3100

     (d) If to the Documentation Agent:

                The Chase Manhattan Bank
                395 North Service Road
                Melville, NY 11747
                Attention:  Barbara G. Bertschi
                            Vice President
                Telecopier  No.: (631) 755-5184

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
     (e) If to a Bank:

          To its respective address (telecopy number) set forth on its signature page to this Agreement.

     Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is telecopied to such party at the telecopier number referred to above or delivered by hand or such commercial messenger service to such party at its address referred to above, or, if sent by mail, on the third Business Day after the day deposited in the mail, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph company, addressed as aforesaid. Any party may change the person, address or telecopier number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

     Section 9.10. Counterparts.

     This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 9.11. Severability.

     The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by either Borrower with any of them shall not excuse non-compliance by either Borrower with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     Section 9.12. Binding Effect; No Assignment or Delegation by Borrowers.

     This Agreement shall be binding upon and inure to the benefit of each Borrower and its successors and to the benefit of the Banks and the Administrative Agent and their respective successors and assigns. The rights and obligations of each Borrower under this Agreement shall not be assigned or delegated without the prior written consent of each Bank and the Administrative Agent, and any purported assignment or delegation without such consent shall be void.

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

Section 9.13.  Assignments and Participations by Banks.

     (a) Each Bank may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Extensions of Credit owing to it, and the Note or Notes held by it); provided, however, that: (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $500,000, (iii) each assignee shall agree in writing satisfactory in form and substance to the Administrative Agent to be bound by the terms and conditions of this Agreement, (iv) each such assignment other than to a Bank party hereto, or a banking Affiliate of such a Bank, or an entity described in clause (a)(iv) of the definition of "Eligible Assignee" which is administered or managed by a Bank or an Affiliate of a Bank shall require the consent of Griffon (unless an Event of Default has occurred and is continuing in which case such consent shall not be required), and (v) each such assignment shall be to an Eligible Assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof: (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

     (b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Borrower or the performance or observance by either Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Bank or the
Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

     (c) Upon its receipt of an Assignment and Acceptance executed by an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the assigning Bank shall: (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Administrative Agent, each Borrower and each of the other Banks. Within five Business Days after its receipt of such notice, each appropriate Borrower, at its own expense, shall execute and deliver to the assignee Bank in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 hereto.

     (d) Each Bank may, without the prior consent of any other Bank or either Borrower, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Extensions of Credit owing to it, and the Note held by it); provided, however, that: (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, and each Borrower and the other Bank shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

     (e) Each Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.13, disclose to the assignee or participant or proposed assignee or participant, any information relating to either Borrower furnished to such Bank by or on behalf of either Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to either Borrower received by it from such Bank.

     (f) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, each Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 or the United States Treasury (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Note made by a Borrower to or for the account of the assigning Bank in accordance with the terms of this Agreement shall satisfy such Borrower's obligations hereunder in respect of such assigned Note to the extent of such payment. No such pledge or enforcement thereof shall release any such Bank from its obligations under any of the Loan Documents.

     Section 9.14. Relief From Bankruptcy Stay.

     In the event that either Borrower or any of the persons or parties constituting a Borrower shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended ("Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors (collectively, "Insolvency Law") , (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator, or liquidator, or (v) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Insolvency Law, the Administrative Agent and each Bank shall thereupon be entitled and each Borrower irrevocably consents to immediate and unconditional relief from any automatic stay imposed by Section 362 of the Bankruptcy Code, or any other stay issued pursuant to the Bankruptcy Code or any Insolvency Law, on or against the exercise of the rights and remedies otherwise available to each Bank or the Administrative Agent as provided in connection herewith and as otherwise provided by law, and each Borrower hereby irrevocably waives any right to object to such relief and will not contest any motion by each Bank or the Administrative Agent seeking relief from such stay and each Borrower will cooperate with each Bank and the Administrative Agent, in any manner requested by each Bank or the Administrative Agent, in its efforts to obtain relief from any such stay.

     Section 9.15. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

     (a) THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND

CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

     (b) EACH BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, AND EACH OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH BORROWER, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY ASSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR IN SECTION 9.9 HEREOF. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. NEITHER BORROWER SHALL BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF NEW YORK UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF NEW YORK. NOTHING IN THIS SECTION 9.15 SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY BANK TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EITHER BORROWER IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

     (c) EACH BORROWER AND EACH BANK (BY ACCEPTANCE OF THE NOTES) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES AND/OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT AND/OR THE BANKS RELATING TO THE ADMINISTRATION OF THE EXTENSIONS OF CREDIT OR ENFORCEMENT OF THE LOAN

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DOCUMENTS AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE  ANY SUCH ACTION WITH
ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH
BORROWER   CERTIFIES   THAT  NO   REPRESENTATIVE,   AGENT  OR  ATTORNEY  OF  THE
ADMINISTRATIVE AGENT OR ANY BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT A CREDIT PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE CREDIT PARTIES TO ENTER INTO THIS AGREEMENT, ACCEPT THE NOTES AND MAKE THE EXTENSIONS OF CREDIT.

     Section 9.16. Reserved

     Section 9.17. Interest Adjustment.

     All agreements between each Borrower, the Administrative Agent and the Banks are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to any Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of each Borrower and the Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the applicable Bank should ever receive as interest and amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by a Note (in such manner as such Bank may determine in its sole discretion) and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrowers and such Bank.

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     Section 9.18. Lost Notes.

     Upon receipt of a certificate of an officer of any Bank as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, the appropriate Borrower(s) will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

Article 10 The Administrative  Agent.

     Section 10.1. Appointment.

     Each of the Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     Section 10.2. Individual Capacity.

     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with either Borrower, any Subsidiary, or any Affiliate of either Borrower as if it were not the Administrative Agent hereunder.

     Section 10.3. Exculpatory Provisions.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (1) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (2) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing pursuant to a written directive from the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 9.6), and (3) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information

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relating  to  either  Borrower  or any  Subsidiary  that is  communicated  to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 9.6) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or another Credit Party and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreements, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     Section 10.4. Reliance by Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel to the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Section 10.5. Delegation.

     The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent, including, without limitation, the appointment of Chase as Documentation Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrowers of any rights hereunder; provided further that although Chase, as Documentation Agent shall be entitled to all the benefits of the exculpatory provisions set forth in this Agreement, Chase, as Documentation Agent shall have no duties, responsibilities or liabilities whatsoever, in such capacity. The Administrative Agent and any such subagent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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     Section 10.6. Resignation; Successor Administrative Agent.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 10.6, the Administrative Agent may resign at any time by notifying the Banks and a Borrower. Upon any such resignation, the Required Banks shall have the right, in consultation with a Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring
Administrative  Agent  gives  notice  of  its  resignation,  then  the  retiring
Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or permitted to be taken by any of them while it was acting as Administrative Agent.

     Section 10.7. NonReliance on Other Credit Parties.

     Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

     Section 10.8. Notices Binding.

     (a) Each Borrower agrees that the Banks shall not have any responsibility to inquire into the apportionment, allocation or disposition of extensions of credit as among the Borrowers.

     (b) For the purpose of implementing the provisions of this Agreement and each of the Loan Documents, Telephonics hereby irrevocably appoints Griffon as its agent and attorney-in-fact for all purposes of this Agreement and each of the Loan Documents, including the giving and receiving of notices (excluding Borrowing Notices which shall be furnished in accordance with Section 2.2 hereof) and other communications, the execution and delivery of certificates and the receipt and allocation of disbursements. Each Borrower hereby accepts such appointment. Except for Borrowing Notices (which shall be furnished in

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accordance with Section 2.2 hereof),  each Credit Party may regard any notice or other communication pursuant to any Loan Document from any Borrower as a notice or communication from each Borrower and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Griffon on behalf of such Borrower or Borrowers. Each Borrower agrees that (i) each notice, communication, election, representation and warranty, covenant, agreement and undertaking made on its behalf by any other Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower and (ii) any notice or communication required or permitted to be given to any Borrower hereunder that is given to Griffon shall be deemed for all purposes to have been given to each Borrower and shall be binding upon and enforceable against each such Borrower to the same extent as if the same had been given directly to each such Borrower.

     (c) Each Borrower hereby waives, with respect to itself and its obligations hereunder, any right (except as shall be required by applicable statute and cannot be waived) to require the Banks to (i) proceed against any other Borrower or any other Person, (ii) proceed against or exhaust any security held from any other Borrower or any other Person or (iii) pursue any other remedy in the Banks' power whatsoever. Each Borrower hereby waives any defense based on or arising out of any defense of any other Borrower or any other Person other than payment in full of the Obligations, including any defense based on or arising out of the disability of any other Borrower or any other Person, or the enforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Obligations.

     (d) Each Borrower assumes all responsibility for being and keeping itself informed of the other Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Borrower assumes and incurs under any Loan Document, and agrees that the Bank shall have no duty to advise such Borrower, the other Borrower of information known to the Bank regarding such circumstances or risks.

     Section 10.9. Amendment and Restatement

     Commencing with the date of this Agreement, but not prior to such date of this Agreement, this Agreement shall amend, restate, replace and supersede the Original Agreement (within the limitations of Recital (4) to this Agreement)); provided, however, that the execution and delivery of this Agreement shall not in any circumstance be deemed to have terminated, extinguished or discharged Griffon's Obligations under such Original Agreement, all of which Obligations shall continue under and be governed by this Agreement and the other Loan Documents. This Agreement is a replacement, consolidation, amendment and restatement of the Original Agreement and IS NOT A NOVATION. The Borrowers shall

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also pay any and all  unpaid  interest  on all Loans made by the Bank to Griffon pursuant to Original  Agreement,  and at the interest  rate  specified  therein.

Article 11 Mutual Guarantees.

     Section 11.1. Guarantee

     (a) Subject to Section 11.1(b), each Borrower hereby absolutely, irrevocably and unconditionally guarantees the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the other Borrower's Obligations and in such capacity each such Borrower is a Guarantor of such Obligations. The agreements of each Borrower under this Article 11 constitute a guarantee of payment, and no Bank shall have any obligation to enforce any Loan Document or exercise any right or remedy with respect to any collateral security thereunder by any action, including making or perfecting any claim against any Person or any collateral security for any of the Obligations prior to being entitled to the benefits of this Agreement. The Administrative Agent may, at its option, proceed against the Guarantor, in the first instance, to enforce the Guarantor Obligations without first proceeding against the Primary Borrower Obligor or any other Person, and without first resorting to any other rights or remedies, as the Administrative Agent may deem advisable. In furtherance hereof, if any Bank is prevented by law from collecting or otherwise hindered from collecting or otherwise enforcing any Obligation in accordance with its terms, such Bank shall be entitled to receive hereunder from the Guarantor after demand therefor, the sums that would have been otherwise due had
such   collection  or   enforcement   not  been   prevented  or  hindered.

     (b) Notwithstanding anything to the contrary contained herein, the maximum aggregate amount of the obligations of each Guarantor hereunder shall not, as of any date of determination, exceed the lesser of (i) the greatest amount that is valid and enforceable against such Guarantor under principles of New York State contract law, and (ii) the greatest amount that would not render such Guarantor's liability hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liability (A) in respect of intercompany indebtedness to the Primary Borrower Obligor or any affiliate or subsidiary of the Primary Borrower Obligor, to the extent that such intercompany indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder, and (B) under any guarantee of (1) senior unsecured indebtedness, or (2) indebtedness subordinated in right of payment to any Obligation, in either case that contains a limitation as to maximum liability similar to that set forth in this Section 11.1(b) and pursuant to which the

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liability of such Guarantor  hereunder is included in the liabilities taken into account in determining such maximum liability) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to applicable law or any agreement providing for an equitable allocation among such Guarantor and other affiliates or subsidiaries of the Primary Borrower Obligor of obligations arising under guarantees by such parties.

     (c) Each Guarantor agrees that the Guarantor Obligations may at any time and from time to time exceed the maximum aggregate amount of the obligations of such Guarantor hereunder without impairing this Agreement or affecting the rights and remedies of any Bank hereunder.

     Section  11.2.  Absolute  Obligation.

     No Guarantor shall be released from liability hereunder unless and until the Commitments have terminated and either (i) each Borrower shall have paid in full the outstanding principal balance of the Extensions of Credit owing by such Borrower, together with all accrued and unpaid interest thereon, and all other amounts then due and owing under the Loan Documents, or (ii) the Obligations of such Guarantor shall have been paid in full in cash. Each Guarantor acknowledges and agrees that (a) no Bank has made any representation or warranty to such Guarantor with respect to either Borrower, any of its Subsidiaries, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any other matter whatsoever, and (b) such Guarantor shall be liable hereunder, and such liability shall not be affected or impaired, irrespective of (A) the validity or enforceability of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or the collectability of any of the Obligations, (B) the preference or priority ranking with respect to any of the Obligations, (C) the existence, validity, enforceability or perfection of any security interest or collateral security under any Loan Document, or the release, exchange, substitution or loss or impairment of any such security interest or collateral security, (D) any failure, delay, neglect or omission by any Bank to realize upon or protect any direct or indirect collateral security, indebtedness, liability or obligation, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any of the Obligations, (E) the existence or exercise of any right of set-off by any Bank, (F) the existence, validity or 0enforceability of any other guarantee with respect to any of the Obligations, the liability of any other Person in respect of any of the Obligations, or the release of any such Person or any other guarantor of any of the Obligations, (G) any act or omission of any Bank in connection with the administration of any Loan Document or any of the Obligations, (H) the bankruptcy, insolvency, reorganization or receivership of, or any other proceeding for the relief of debtors commenced by or against, any Person, (I) the disaffirmance or rejection, or the purported disaffirmance or purported rejection, of any of the

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Obligations,  any  Loan  Document,  or any  agreement,  instrument  or  document executed or delivered in connection therewith, in any bankruptcy, insolvency, reorganization or receivership, or any other proceeding for the relief of debtor, relating to any Person, (J) any law, regulation or decree now or hereafter in effect that might in any manner affect any of the terms or provisions of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith or any of the Obligations, or that might cause or permit to be invoked any alteration in the time, amount, manner or payment or performance of any of the Primary Borrower Obligor's obligations and liabilities (including its Obligations), (K) the merger or consolidation of the Primary Borrower Obligor into or with any Person, (L) the sale by the Primary Borrower Obligor of all or any part of its assets, (M) the fact that at any time and from time to time none of the Obligations may be outstanding or owing to any Bank, (N) any amendment or modification of, or supplement to, any Loan Document, or (O) any other reason or circumstance that might otherwise constitute a defense available to or a discharge of the Primary Borrower Obligor in respect of its obligations or liabilities (including the Obligations) or of such Guarantor in respect of any of the Guarantor Obligations (other than by the performance in full thereof).

     Section 11.3. Repayment in Bankruptcy, etc.

     If, at any time or times subsequent to the payment of all or any part of the Obligations or the Guarantor Obligations, any Bank shall be required to repay any amounts previously paid by or on behalf of the Primary Borrower Obligor or any Guarantor in reduction thereof by virtue of an order of any court having jurisdiction in the premises, including as a result of an adjudication that such amounts constituted preferential payments or fraudulent conveyances, the Guarantors unconditionally agree to pay to the Administrative Agent, within 10 days after demand, a sum in cash equal to the amount of such repayment, together with interest on such amount from the date of such repayment by such Bank to the date of payment to the Administrative Agent at the applicable Post-Default Rate.

     Section 11.4. Miscellaneous

     Each Guarantor agrees that any statement of account with respect to the Obligations from any Bank that binds the Primary Borrower Obligor shall also be binding upon such Guarantor, and that copies of said statements of account maintained in the regular course of such Bank's business may be used in evidence against such Guarantor in order to establish its Guarantor Obligations.

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  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.


                                        GRIFFON CORPORATION
                                        By:   /s/ Robert Balemian
                                        Name: Robert Balemian
                                        Title:  President


                                        TELEPHONICS CORPORATION
                                        By:    /s/ Robert Balemian
                                        Name:  Robert Balemian
                                        Title:  Vice President










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Commitment                           FLEET NATIONAL BANK, individually
                                     and in its capacity as Administrative Agent
$60,000,000.00
                                        /s/ Christopher J. Mendelsohn
Telephonics Sublimit Commitment:     By:______________________________
                                        Name: Christopher J. Mendelsohn
$16,875,000.00                          Title: Vice President

                                        Lending Office for Prime Rate Loans and
                                        Eurodollar Loans:

                                        300 Broad Hollow Road
                                        Melville, New York 11747

                                        Attention:  Christopher J. Mendelsohn

                                        Address for Notices:

                                        300 Broad Hollow Road
                                        Melville, New York 11747

                                        Attention: Christopher J. Mendelsohn

                                        Telecopier No.: (631) 547-7815




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                                       94

Commitment                               THE CHASE MANHATTAN BANK,
                                         individually and in its capacity as
$50,000,000.00                           Documentation Agent

                                           /s/ Barbara G. Bertschi
Telephonics Sublimit Commitment:        By:______________________________
                                           Name: Barbara G. Bertschi
$14,062,500.00                             Title:Vice President


                                        Lending Office for Prime Rate Loans and
                                        Eurodollar Loans:

                                        The Chase Manhattan Bank
                                        395 North Service Road
                                        Melville, NY 11747

                                        Attention: Barbara G. Bertschi

                                        Address for Notices:
                                        The Chase Manhattan Bank
                                        395 North Service Road
                                        Melville, NY 11747

                                        Attention:  Barbara G. Bertschi

                                        Telecopier No.:  (516) 364-3307


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Commitment                              FIRSTAR BANK, NATIONAL
                                           ASSOCIATION
$25,000,000.00
                                            /s/ Derek S. Roudebush
Telephonics Sublimit Commitment:        By:______________________________
                                           Name:  Derek S. Roudebush
$7,031,250.00                              Title: Vice President

                                        Lending Office for Prime Rate Loans and
                                        Eurodollar Loans:
                                        425 Walnut Street - CN-WM-08
                                        Cincinnati, Ohio 45202

                                        Attention:  Derek S. Roudebush
                                                    Vice President

                                        Address for Notices:
                                        425 Walnut Street - CN-WM-08
                                        Cincinnati, Ohio 45202

                                        Attention:  Derek S. Roudebush
                                                    Vice President

                                        Telecopier No.:  (513) 632-2068







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


Commitment                              HSBC BANK USA

$25,000,000.00                          /s/ Thomas J. Dionian

Telephonics Sublimit Commitment:        By:______________________________
                                           Name: Thomas J. Dionian
$7,031,250.00                              Title: Vice President


                                        Lending Office for Prime Rate Loans and
                                        Eurodollar Loans:

                                        1 HSBC Center, 26th Floor
                                        Buffalo, New York 14203
                                        Attention: Donna Riley
                                                   Agent Servicing Manager

                                        Address for Notices:
                                        1 HSBC Center, 26th Floor
                                        Buffalo, New York 14203
                                        Attention: Donna Riley
                                                   Agent Servicing Manager

                                        Telecopier No.:  (716) 841-0269/5863



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